UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Investment Technology Group, Inc.
(Name of Registrant as Specified In Its Charter)

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Investment Technology Group, Inc.
380 Madison Avenue,
New York, New York 10017

Notice of Annual Meeting of Stockholders
To Be Held June 14, 2011

To the Stockholders of Investment Technology Group, Inc.:

        Investment Technology Group, Inc., a Delaware corporation ("ITG", "we" or the "company"), will hold its annual meeting of stockholders at ITG's principal executive offices at 380 Madison Avenue, 4th Floor, New York, New York 10017, on Tuesday, June 14, 2011 at 1:00 p.m. (local time), and any adjournments or postponements thereof, for the following purposes:

  (1)
  To elect eight (8) directors to our board of directors to serve until the next annual meeting or until successors have been duly elected and qualified.

  (2)
  To ratify the appointment of KPMG LLP as our independent auditors for the 2011 fiscal year.

  (3)
  To hold an advisory vote on executive compensation.

  (4)
  To hold an advisory vote on the frequency of future advisory votes on executive compensation.

  (5)
  To transact such other business as may properly come before the annual meeting or any one or more adjournments thereof.

        Our board of directors has fixed the close of business on April 18, 2011 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. Only holders of record of ITG common stock at the close of business on April 18, 2011 are entitled to notice of, and to vote at, the annual meeting. A complete list of stockholders entitled to vote will be available during normal business hours at our principal executive offices located at 380 Madison Avenue, 4th Floor, New York, New York 10017 for a period of ten days prior to the annual meeting for examination by any ITG stockholder for purposes germane to the annual meeting.

        We are furnishing the proxy materials to you over the Internet. We believe that this will allow us to lower the cost and environmental impact of distributing materials in connection with our annual meeting. As a result, we sent a Notice Regarding the Availability of Proxy Materials on or about May 2, 2011 to stockholders of record at the close of business on April 18, 2011. We also provided access to our proxy materials over the Internet at www.proxyvote.com beginning on that date. If you received a Notice Regarding the Availability of Proxy Materials by mail but would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice or on page 5 of this proxy statement.

        Our board of directors unanimously recommends that you vote FOR the proposed slate of directors, FOR the ratification of the appointment of KPMG LLP as our independent auditors for the 2011 fiscal year, FOR the approval, on an advisory basis, of the executive compensation of our named executive officers and FOR the submission, on an advisory basis, of an annual vote on executive compensation. You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, we urge you to vote your shares by following the instructions included on the Notice Regarding the Availability of Proxy Materials that was mailed to you. A stockholder who gives a proxy may revoke it by attending the meeting in person and voting at the meeting.

By Order of the Board of Directors,

P. Mats Goebels Corporate Secretary

New York, New York
April 28, 2011

THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

        We will hold the annual meeting at 1:00 p.m. (eastern daylight time) on Tuesday, June 14, 2011, at our principal executive offices at 380 Madison Avenue, 4th Floor, New York, New York 10017.

Matters to Be Considered at the Annual Meeting

        We will hold the annual meeting for the following purposes:

  (1)
  To elect eight (8) directors to serve until the next annual meeting or until their successors have been duly elected and qualified.

  (2)
  To ratify the appointment of KPMG LLP as our independent auditors for the 2011 fiscal year.

  (3)
  To approve the advisory vote on executive compensation ("say-on-pay" vote).

  (4)
  To vote on the frequency of future say-on-pay votes.

  (5)
  To transact such other business as may properly come before the annual meeting or any one or more adjournments thereof.

Voting at the Annual Meeting; Record Date; Quorum

        On April 18, 2011, the record date for the annual meeting, there were 41,252,154 shares of our common stock outstanding and entitled to vote at the annual meeting. Please note the following:

  •
  Each stockholder of record on April 18, 2011 is entitled to cast one vote per share.

  •
  This vote may be cast at the annual meeting either in person or by following the instructions included on the Notice Regarding the Availability of Proxy Materials that was mailed to you. If you have received or request a hard copy of this proxy statement and accompanying form of proxy, you may mark, sign, date and mail your proxy card in the postage-paid envelope provided.

  •
  The presence, in person or by proxy, of the holders of a majority of our outstanding common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.

  •
  The election of directors will be determined by a plurality of the votes cast. A properly completed proxy indicating "FOR ALL EXCEPT" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

  •
  For the ratification of the appointment of KPMG LLP as our independent auditors for the 2011 fiscal year, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the matter will be required for approval. A representative of KPMG LLP is expected to be in attendance at the annual meeting with the opportunity to make a statement and respond to questions.

  •
  For the approval of our advisory "say-on-pay" vote and the advisory vote on the frequency of future say-on-pay votes, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the matter will be required for approval. Representatives of the company will be present and will respond to questions.

    However, given the multiple voting choices available to stockholders under the advisory vote on the frequency of future say-on-pay votes, it is possible that none of the alternatives of one, two or three years will receive a majority vote. Nevertheless, the board of directors considers this vote the equivalent of a poll of the stockholders and will consider the number of votes each alternative receives when making future decisions as to the timing of say-on-pay votes.

Proxies

        We are furnishing you this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at the annual meeting. Proxies which are properly completed and received, and not subsequently revoked, will be voted at the annual meeting. These proxies will be voted in accordance with the directions specified thereon, and otherwise in accordance with the judgment of the persons designated as proxies. In the case of written proxies, if no directions are indicated on a properly executed proxy, such proxy will be voted in favor of the proposals.

        If any other matters are properly presented at the annual meeting for consideration, the persons named in the forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

        The grant of a proxy does not preclude you from attending the annual meeting and voting in person. You may revoke a proxy at any time before it is voted. Proxies may be revoked by:

  1.
  delivering a written notice of revocation bearing a later date than the proxy before the vote is taken at the annual meeting;

  2.
  duly executing a later-dated proxy relating to the same shares of common stock and delivering it as indicated below before the vote is taken at the annual meeting; or

  3.
  attending the annual meeting and voting in person.

        In the case of proxies related to shares held under our Employee Stock Ownership Plan, such revocation or later-dated proxy must be received no later than June 8, 2011. Attendance at the annual meeting will not enable you to revoke a previously delivered proxy with respect to shares held under our Employee Stock Ownership Plan.

        Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy. You must vote at the annual meeting to revoke a previously delivered proxy not otherwise revoked in accordance with the procedures below.

        Any written notice of revocation must be delivered via mail to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or Investment Technology Group, Inc., 380 Madison Avenue, 4th Floor, New York, New York 10017, Attention: Corporate Secretary, no later than June 13, 2011. Any subsequent proxy must be delivered via the Internet or via telephone no later than June 13, 2011.

        We will bear all expenses of our solicitation of proxies for the annual meeting. In addition to solicitation by use of the mails, our directors, officers and employees may solicit proxies from stockholders. Solicitation may take place in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of our common stock held of record by such brokerage houses, custodians, nominees and fiduciaries. We will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in doing so. We have retained Alliance Advisors to assist in soliciting proxies for a fee of approximately $7,500 plus reasonable expenses.

Treatment of Broker Non-Votes and Abstentions at the Annual Meeting

        All shares of our common stock represented by properly completed proxies received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. In the case of written proxies, if no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of each of the matters set forth on the proxy card. It is not expected that any matter other than those referred to herein will be brought before the stockholders at the annual meeting. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authority to do so is withheld in the proxy.

        An automated system administered by Broadridge Financial Solutions, Inc. will tabulate votes cast by proxy via the Internet. Broadridge will also tabulate votes cast by proxy via mail, telephone and in person at the annual meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to any proposal in the absence of specific instructions from such customers except with respect to our proposal related to the ratification of the appointment of KPMG LLP as our independent auditors for the 2011 fiscal year. Broker non-votes, withheld votes and abstentions, tabulated separately, will be included in the determination of the number of shares present at the annual meeting and whether a quorum is present. Broker non-votes and withheld votes will not be counted in determining whether a director nominee is elected. Broker non-votes will not be counted in determining whether our advisory say-on-pay vote is approved, or whether any other management or stockholder proposal is approved, but with respect to these proposals, abstentions have the effect of a vote against such proposals. With respect to the proposal related to the frequency of an advisory say-on-pay vote, because there are three alternatives other than an abstention (a future advisory say-on-pay vote every one, two or three years), abstentions will increase the possibility that no alternative will receive the votes of a majority of the stockholders present at the meeting and entitled to vote on such proposal; broker non-votes will have no such effect and will not be counted. Regardless of whether any alternative receives a majority, the board of directors will consider the number of votes each alternative receives when making future decisions as to the timing of advisory say-on-pay votes.

Annual Report to Stockholders, Proxy Statement, Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and this Proxy Statement are available through our website at http://investor.itg.com, under SEC Filings and at www.proxyvote.com. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which govern our directors, officers and employees, and the charters for each of our audit committee, compensation committee and nominating and corporate governance committee are available on our website at http://www.itg.com/corporate-governance. You may also obtain a copy of such documents by writing to: Investment Technology Group, Inc., 380 Madison Avenue, 4th Floor, New York, New York 10017, Attn: Investor Relations.

ELECTION OF DIRECTORS

        The number of directors to be elected at the annual meeting has been fixed at eight by our board of directors. Such directors will be elected to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

        Each nominee listed below has been nominated for election by the nominating and corporate governance committee of our board of directors and has consented to serve as a director if elected. In the event that any nominee shall be unable to serve as a director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the board of directors or the board of directors may elect to reduce the number of directors. All of the nominees for election as a director are presently members of the board of directors.

        The board of directors has determined that Messrs. Burdett, Cheng, Dodds, Jones, O'Hara, Wood and Ms. O'Hara are "independent" within the meaning of the New York Stock Exchange ("NYSE") listing standards. Ms. O'Hara and Mr. O'Hara are not related. Our board of directors' policies for determining director independence are available on our website at http://www.itg.com/corporate-governance/director-independence-standards/.

 Nominees to Board of Directors

        The following information is submitted concerning the nominees for election as directors. When assessing the qualifications of a particular person to serve as a director, our nominating and corporate governance committee and our board of directors consider an individual candidate's experience as well as the collective experience of our board members taken as a whole. The members of our board have a variety of experiences and attributes that qualify them to serve on our board, including accounting, finance, technology and legal experience and extensive senior management experience in the financial services industry. Certain members also possess valuable historical knowledge of the company and our specific industry by virtue of the length of their service on our board.

Name	Age	Position
J. William Burdett	71	Director
Minder Cheng	47	Director
Christopher V. Dodds	51	Director
Robert C. Gasser	46	Director, President and Chief Executive Officer
Timothy L. Jones	55	Director
Kevin J.P. O'Hara	49	Director
Maureen O'Hara	57	Chairman
Steven S. Wood	53	Director

        J. William Burdett has been a director since July 2001 and was a non-executive director of ITG Australia Ltd., a subsidiary of ITG from December 2006 until April 2007. In 2006, Mr. Burdett joined the board of IRESS Market Technology Ltd., a leading provider of market data, financial planning and order routing services to the equities markets in Australia, New Zealand and Canada. From 1988 until March 2001, Mr. Burdett was Chairman and Chief Executive Officer of the Burdett Buckeridge Young Group ("BBY"), which is comprised of the two Australian broker/dealer companies: BBY and Australian Clearing Services. From 1970 until 1987, Mr. Burdett was a partner and director of A.C. Goode & Co., one of the largest stock-brokering/investment banking companies in Australia. Mr. Burdett was a non-executive director of BBY and ITG Australia Ltd. from November 2000 through November 2002. Mr. Burdett brings to our board a wealth of international management experience and business understanding, together with an extensive knowledge of the brokerage industry.

        Minder Cheng has been a director since November 2010. From December 2009 until July 2010, Mr. Cheng served as Chief Investment Officer for Index Equity and Capital Markets globally at BlackRock. Mr. Cheng joined BlackRock at the time of its 2009 merger with Barclays Global Investors ("BGI"), where he worked in a variety of capacities for the prior 10 years. Most recently, from May 2008 until December 2009, Mr. Cheng served as Chief Investment Officer of BGI's Equity and Capital Markets division worldwide. In addition, from July 2000 to May 2008, he held several other key positions at BGI, including Chief Investment Officer for active equity products and Global Head of

Trading. Prior to BGI, Mr. Cheng held research, strategy and proprietary trading roles at Convergence Asset Management in Connecticut, Sumitomo Finance International in London, Salomon Brothers in Tokyo, and the NYSE in New York. He holds a PhD, a MS and a MBA from the University of California at Berkeley and a BA from National Taiwan University. Mr. Cheng brings to our board valuable insights on market structure as well as the priorities and challenges facing our major clients and a keen perspective on the Asia Pacific marketplace.

        Christopher V. Dodds has been a director since June 2008. Mr. Dodds currently serves as a Senior Advisor at Carlyle Group, a private equity firm. Mr. Dodds also serves on the board of directors at Charles Schwab Bank and Baron Capital Inc. Mr. Dodds served on the board of directors of Cost Plus Inc. from 2006 to 2009. From 1986 to 2007, Mr. Dodds held several positions at The Charles Schwab Corporation ("Schwab"). Most recently, from 1999 to 2007, Mr. Dodds served as Executive Vice President and Chief Financial Officer of Schwab, responsible for managing the company's financial affairs during periods of growth, retrenchment and profitability. Before being named Chief Financial Officer, Mr. Dodds held several key positions at Schwab including Corporate Controller and Corporate Treasurer. Prior to his experience at Schwab, Mr. Dodds served as a financial analyst for several firms including American Hawaii Cruises, Exxon Company USA and the Gulf Oil Corporation. Mr. Dodds brings to our board the depth and breadth of his exposure to complex financial and accounting matters, and knowledge of the financial services industry.

        Robert C. Gasser has been a director and the President and Chief Executive Officer of the company since October 2006. Mr. Gasser was Chief Executive Officer of NYFIX, Inc. ("NYFIX"), a provider of electronic trading services which was acquired by NYSE Technologies, Inc. in 2009, from November 2005 to September 2006. From 2001 to 2005, Mr. Gasser served as Chief Executive Officer of NYFIX Millennium LLC, a subsidiary of NYFIX, and President of NYFIX Transaction Services Inc. and NYFIX Clearing Corporation. Mr. Gasser was Head of U.S. Equity Trading at JP Morgan from 1999 to 2001. Mr. Gasser brings to our board strong leadership experience in the execution and financial technology business and specific knowledge of the company by virtue of his position as President and Chief Executive Officer.

        Timothy L. Jones has been a director since March 2005. From October 2007 until July 2010, Mr. Jones was Chief Executive Officer and director of the Personal Accounts Delivery Authority ("PADA"), a non-departmental public body of the Department for Work and Pensions within the United Kingdom government. Since July 2010, Mr. Jones has been Chief Executive Officer of the National Employment Savings Trust Corporation, also a non-departmental public body of the Department for Work and Pensions within the United Kingdom government and the successor to PADA. From December 2002 to January 2005, Mr. Jones was the Chief Executive Officer of Simpay Limited, a mobile phone payment system company. Mr. Jones co-founded Purseus, a company developing a new architecture for correspondent banking, and was Chief Executive Officer of Purseus from April 2000 to November 2002. Prior to that, for 17 years, Mr. Jones was at National Westminster Bank PLC where he held various positions in the Operations, Information Technology Strategy and Policy, Mondex, Electronic Markets and Retail Banking Services divisions, eventually becoming a Managing Director in 1996 and Chief Executive of the retail banking division in 1999. Mr. Jones brings to our board significant executive experience, a strong background in technology issues and an extensive understanding of the banking industry.

        Kevin J. P. O'Hara has been a director since January 2007. Currently, Mr. O'Hara is a principal of Kevin Seamas Enterprises, LLC, a firm through which Mr. O'Hara makes private equity and real estate investments, and serves as an advisor to Quadriserv, Inc., a provider of technology and business model innovation to the securities lending industry. Mr. O'Hara also serves on the board of directors of TruMarx Data Partners, Inc., a provider of technology for over-the-counter energy trading and Fippex Operations LLC, a communications software provider, and is Chairman of the Kevin J.P. O'Hara Family Foundation, a charitable trust. From May 2006 to July 2007, Mr. O'Hara served as the Chief

Administrative Officer and Chief Strategy Officer of CBOT Holdings, Inc. Previously, he served as Chief Administrative Officer, General Counsel and Corporate Secretary of Archipelago Holdings, Inc. from 1999 to 2006 and served as Executive Vice President and Co-General Counsel of NYSE Group, Inc. in 2006. Prior to joining Archipelago, Mr. O'Hara worked in Romania and Lithuania from 1995 to 1999 on the development of legal, regulatory and technology infrastructure of emerging capital markets. Prior to his international experience, Mr. O'Hara worked in the Division of Enforcement of the U.S. Securities and Exchange Commission in Washington, D.C., as Senior Counsel from 1994 to 1995 and as Staff Attorney from 1991 to 1993. In 1993, Mr. O'Hara served as Special Assistant United States Attorney at the U.S. Department of Justice. From 1988 to 1991, he practiced corporate and commercial litigation at the Chicago law firm of Ross & Hardies, now McGuire Woods Ross & Hardies. Mr. O'Hara brings to our board his wide-ranging and far-reaching experience in legal, regulatory and corporate governance matters within the financial services industry context.

        Maureen O'Hara has been the Chairman of our board of directors since May 2007 and a director since January 2003. She was our Lead Director from January 2005 until May 2007. She is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University. She holds degrees from the University of Illinois (B.S. Economics) and Northwestern University (M.S. Economics and Ph.D. Finance). In December 2006, Ms. O'Hara joined the board of directors of NewStar Financial Inc. She also serves on the board of trustees of TIAA-CREF, having joined the board in 2009. She is currently Chairman of FINRA's Economic Advisory Board. Ms. O'Hara joined the faculty at Cornell in 1979. She has had visiting appointments at UCLA, the London Business School, the University of New South Wales, Cambridge University, and Hong Kong University of Science and Technology. Ms. O'Hara's research focuses on issues in market microstructure and she is the author of numerous journal articles as well as the book, Market Microstructure Theory (Blackwell: 1995). In addition, Ms. O'Hara publishes widely on a broad range of topics in finance, including banking, law and finance, and experimental economics. She has served as President of the Western Finance Association, President of the American Finance Association, and President of the Financial Management Association. Ms. O'Hara brings to our board a unique perspective through her extensive knowledge and research on market microstructure, finance and economics, as well as her deep understanding of the role of boards of directors.

        Steven S. Wood has been a director since February 2010. Currently, Mr. Wood is the founder and sole director of Global Buy Side Trading Consultants Limited, a consulting company for financial institutions. In March 2010, Mr. Wood joined the board of Olivetree Securities Ltd. From 2001 until March 2010, Mr. Wood was the Global Head of Trading at Schroders Investment Management, the London-based asset management firm with over $222 billion in assets under management. Prior to joining Schroders in 2002, Mr. Wood spent 28 years at J.P. Morgan in a variety of roles, including head of European and Asian trading in the asset management division. Mr. Wood brings to our board extensive experience in trading matters and a keen perspective on the priorities and challenges facing our major customers.

Executive Officers and Certain Significant Employees

        The executive officers of our company are appointed by, and serve at the discretion of, our board of directors. Other than Mr. Gasser, for whom information is provided above, the following sets forth information as to the other executive officers and certain significant employees of our company, each of whom are also members of the company's executive committee. Except for Messrs. Goldstein and Wright, the individuals noted below are executive officers of the company.

Name	Age	Position
Tony Berkman	44	Managing Director and Chief Executive Officer of ITG Investment Research
Robert J. Boardman	43	Managing Director and Chief Executive Officer of Europe
Ian Domowitz	59	Managing Director and Chief Executive Officer of ITG Solutions Network
P. Mats Goebels	44	Managing Director, General Counsel and Corporate Secretary
Peter A. Goldstein	47	Managing Director and Global Head of Human Resources
Christopher J. Heckman	51	Managing Director and Head of U.S. Sales and Trading
David L. Meitz	47	Managing Director and Chief Technology Officer
David Stevens	44	Managing Director and Chief Executive Officer of Asia Pacific
Nicholas Thadaney	42	Managing Director and Chief Executive Officer of Canada
Steven R. Vigliotti	43	Managing Director and Chief Financial Officer
J. Mark Wright	51	Managing Director and Global Head of Product Management

        Tony Berkman is a Managing Director and Chief Executive Officer of ITG Investment Research, Inc., a provider of independent data-driven investment research. He joined our company in October 2010 following ITG's acquisition of Majestic Research Corp., which Mr. Berkman co-founded in 2002, and was appointed as an executive officer of ITG in February 2011. From April 2001 to December 2002, Mr. Berkman served as the Chief Risk Officer at Tower Capital, prior to which he spent 13 years working with Martin Zweig as Director of Research for the Zweig-DiMenna companies.

        Robert J. Boardman is a Managing Director and Chief Executive Officer of ITG's European business. From 2006 to June 2010, Mr. Boardman served as head of European algorithmic trading. Prior to joining ITG, Mr. Boardman spent 12 years at Goldman Sachs in various positions including executive director on the electronic transaction services sales team and head of connectivity for the equities division.

        Ian Domowitz is a Managing Director and Chief Executive Officer of ITG Solutions Network, Inc., a provider of networking and analytical and research products responsible for our networking and analytical and research products. He joined ITG in 2001. Mr. Domowitz was the Mary Jean and Frank P. Smeal Professor of Finance at Pennsylvania State University from 1998 to 2001, and a Professor at Northwestern University from 1982 to 1998.

        P. Mats Goebels is a Managing Director, and General Counsel and Corporate Secretary. He joined our company in 1998 and is responsible for all legal and regulatory matters. Mr. Goebels was a corporate attorney at the New York offices of Sullivan & Cromwell from 1995 to 1998, and of Weil, Gotshal & Manges from 1991 to 1995. Mr. Goebels is a managing member of Sunrise Associates LLC.

        Peter A. Goldstein is a Managing Director and Global Head of Human Resources. Prior to joining ITG in September 2007, Mr. Goldstein was the Global Head of Human Resources for RREEF, the Alternative Investments Division of Deutsche Bank. Mr. Goldstein began his career in 1987 at Laventhol & Horwath and subsequently spent nine years in human resources at JPMorgan, both in the United States and abroad.

        Christopher J. Heckman is a Managing Director and Head of U.S. Sales and Trading. He joined our company in 1991 as a sales trader and became manager of institutional sales and trading in 1997. Prior to joining ITG, Mr. Heckman worked in the program trading area at Salomon Brothers.

        David L. Meitz is a Managing Director and Chief Technology Officer responsible for Software Development, Technology and Trading Support Services, and Information Security/Business Continuity. He joined our company in 2002 from Reuters America, Inc. where he held the position of Executive Vice President since 1995. Mr. Meitz previously held technology and customer service management positions at Citibank, N.A. and Quotron Systems, Inc., a wholly-owned subsidiary of Reuters America, Inc.

        David Stevens is a Managing Director and Chief Executive Officer of ITG's Asia Pacific business. From 2007 to June 2010, Mr. Stevens served as Chief Executive Officer of ITG Europe. Mr. Stevens joined ITG in 2005 and served as the Director of Sales in Europe until 2007. Prior to joining ITG, Mr. Stevens was a Managing Director at JP Morgan, heading up pan-European sales globally. Mr. Stevens also spent six years at Goldman Sachs during which time he was an Executive Director.

        Nicholas Thadaney is a Managing Director and Chief Executive Officer of ITG Canada. Mr. Thadaney joined ITG as Director of Sales in Canada in 2000 and was appointed Chief Executive Officer of ITG Canada in 2005. Prior to joining ITG, Mr. Thadaney was Vice President and Head of Business Development & International Equities at T.D. Securities. He has also held positions at C.T. Securities and First Canada Securities International.

        Steven R. Vigliotti is a Managing Director and our Chief Financial Officer. Mr. Vigliotti joined ITG in 2010 from NYFIX (which was acquired by NYSE Technologies, Inc. in 2009), where he served as Chief Financial Officer since January 2006. Prior to joining NYFIX, he was CFO, Treasurer and Chief Accounting Officer of Maxcor Financial Group and was CFO for a number of its Euro Brokers inter-dealer brokerage subsidiaries. Mr. Vigliotti began his career in public accounting and was an Audit Partner in BDO Seidman's financial services group.

        J. Mark Wright is a Managing Director and the Global Head of Product Management. He joined ITG in 1992 as Vice President of Software Development and has held several roles at ITG since then, including manager of the software development organization for ITG and Chief Information Officer of the company.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

        Our compensation committee reviews and approves the compensation policies, plans and programs for the senior executive team of ITG including our "named executive officers," which for 2010 include (i) our chief executive officer, (ii) the two individuals who served as our chief financial officer during 2010 (Messrs. Vigliotti and Naphtali) and (iii) our three most highly compensated executive officers (other than our chief executive officer and chief financial officers) who were serving as executive officers as of December 31, 2010. In this section of the proxy statement, we will describe the material elements of the executive compensation program for these named executive officers. We will also provide an overview of our executive compensation philosophy. In addition, we will explain how and why our compensation committee arrives at specific compensation decisions and policies.

COMPENSATION PHILOSOPHY

        Attracting and retaining exceptional individuals who share our firm's vision, passion and values is essential to the success of our company. By placing equal importance on skill set and mind set, we find and foster effective leaders who in turn seek to improve company performance.

        Our executive compensation programs have four key objectives:

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  Maximize the long-term return to our stockholders;

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  Motivate management to implement the company's strategic goals and continuously improve company performance over both the short- and long-term;

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  Align executive compensation levels with company and individual performance; and

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  Provide a competitive total compensation package to attract and retain effective and motivated executives.

        To achieve these objectives, we have implemented an executive compensation program that is based on the following principal components of ongoing compensation:

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  Competitive total direct compensation (base salary and annual incentive compensation) to attract and retain key executives, aligned to experience, responsibilities and performance;

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  Compensation directly tied to the company's financial performance, achievement of business objectives and individual performance against established measures aligned with stockholder interests;

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  An equity deferral program that is intended to align executive compensation with long-term stockholder interests;

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  Limited executive perquisites; and

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  Reasonable change-in-control benefits that reflect industry practices.

COMPENSATION ELEMENTS

        Our executive compensation program is performance-based.    Our executive compensation program rewards our key executives for financial and business results that benefit our stockholders. The main elements of the compensation program consist of base salary, annual incentive compensation and long-term equity incentive awards. The size of the total incentive awards received by our key executives, including the chief executive officer and each other named executive officer, is directly related to company and individual performance results for the year.

        Base salary.    The base salaries of the named executive officers for 2010, which are disclosed in the Summary Compensation Table below, are consistent with our objective to emphasize pay-for-performance and appropriately align short-term and long-term incentives. Base salary levels are established based on a number of factors including: competitive market data, the position's complexity and level of responsibility and the assessment of the executive's performance. The base salaries of our named executive officers in 2010 (except for Mr. Thadaney) were not changed, based on a review of these factors and the determination that the base salaries of our named executive officers are in line with market and competitive practices. In 2010, Mr. Thadaney received a CAD $100,000 increase in base salary to achieve a more appropriate mix of compensation components and to better align his salary with competitive market levels of base salaries for similarly situated executives.

        Our 2010 annual incentive compensation program.    We compensate our executives in part through annual cash incentives the payment of which is related to company performance. Our stockholders first approved the adoption of our annual incentive compensation program, which is named the Pay-For-Performance Incentive Plan, in 1997. This plan applies to Messrs. Gasser, Domowitz and Heckman, our named executive officers subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Our stockholders subsequently approved the program again in 2003 and in 2008. We anticipate seeking re-approval of the Pay-For-Performance Incentive Plan by our stockholders in 2013. The purpose of the program is two-fold: to assist the company in attracting, retaining and rewarding executives through the payment of competitive levels of compensation; and to motivate such employees to expend greater efforts in promoting the growth and annual profitability of the company and its subsidiaries and other business units.

        We include in our Pay-For-Performance Incentive Plan those key employees subject to Section 162(m) of the Internal Revenue Code who have company-wide responsibilities, who are in charge of a business unit, or whose performance can be expected to have a substantial effect on the results of a business unit. For each participant, the compensation committee specifies an award opportunity and performance objectives upon which payment of the award is conditioned. The performance objectives can be based on (a) the "business unit income" meaning the pre-tax income of the participant's business unit (which could include the company as a whole), from which the compensation committee may specify that certain amounts are to be subtracted, such as one-time gains, restructuring charges, impairment of goodwill and intangibles, capital charges, taxes and/or general and administrative expenses, (b) the revenues of the participant's business unit or (c) the participant's business unit's "economic value added", a measure of the amount of the business unit's after-tax income that exceeds the cost of the capital used by the business unit during the performance period. Payments under the program are generally in an amount equal to either a specified percentage or percentages of business unit income, revenues and/or "economic value added", or an amount specified or determined by formula in some other manner but conditioned upon achievement of a specified percentage or percentages of business unit income, revenues, and/or "economic value added". The program as approved by our stockholders imposes maximum percentages of business unit income, revenues and "economic value added" that may be potentially payable under an award in any performance year to a single participant, and to all participants granted awards with respect to a single business unit. The maximum limits, whether to such single participant or to all participants, are 30% of business unit income, 10% of business unit revenues, and 25% of "economic value added".

        Although our stockholders authorized the compensation committee to pay bonuses for 2010 up to these maximum limits, the compensation committee determined, at its February 2010 meeting, to further limit the maximum incentive compensation amounts that could be payable under our Pay-For-Performance Incentive Plan to our executive officers who were subject to Section 162(m) for the 2010 performance year. Specifically, for the 2010 performance period, the compensation committee established an incentive pool for such executive officers equal to 7.5% of the company's pre-tax income (as adjusted for certain non-recurring items), with 35% of the pool allocated to the chief executive officer and 16.25% of the pool allocated to each of the other executive officers subject to the Pay-For-Performance Incentive Plan (which includes Messrs. Domowitz and Heckman). The committee decided to condition the payment of awards on the achievement of pre-tax income because this performance objective focuses on the profitability of the company, holding executive officers accountable for not only revenues but the cost structure of the company as well. The compensation committee retained the discretion to pay awards under the Pay-For-Performance Incentive Plan to the eligible executive officers in an amount less (but not more) than the maximum limits that were determined by the committee.

        For the 2010 performance period, the company's pre-tax income (as adjusted for certain non-recurring items) was $69.9 million, resulting in an aggregate bonus pool of $5.2 million. This resulted in a maximum award in respect of the 2010 performance year of $1.8 million for Mr. Gasser and a maximum award in respect of the 2010 performance year of $0.9 million for each of Messrs. Domowitz and Heckman. However, noting that 2010 pre-tax income had decreased from recent levels, the compensation committee determined to pay less than the maximum award to the eligible named executive officers. In determining these reduced amounts (which were paid entirely in cash and are shown in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column), the committee used various compensation decision factors, including compensation market data and individual performance assessments, in each case as more fully described on pages 20 to 22 below.

        For Messrs. Thadaney and Vigliotti, executive officers who are not subject to Section 162(m) of the Internal Revenue Code and therefore not part of our Pay-For-Performance Incentive Plan, the amount of the incentive award for the 2010 performance period was determined using various compensation decision factors, including compensation market data and performance assessments, in each case as more fully described on pages 20 to 22 below. The amount of Mr. Vigliotti's incentive award was also subject to the minimum guarantee set forth in his employment agreement further described below. Each such award was paid in the form of cash and an equity incentive award under our Equity Deferral Award Program (the "EDA Program"), which is a subplan under our 2007 Omnibus Equity Compensation Plan (the "2007 Equity Plan") and further described below. Mr. Naphtali did not receive an incentive award in respect of 2010 because his employment terminated in 2010.

        Description of our EDA Program.    To selected members of senior management and key employees, we provide an additional incentive to increase the success of the company by granting stock units for a portion of the variable incentive compensation to be earned by such persons. The stock units represent an equity interest in the company to be acquired and held under the EDA Program on a long-term, tax-deferred basis.

        Under the EDA Program, each eligible participant (including, in respect of the 2010 performance period, all of the named executive officers except for Mr. Gasser) is granted a number of basic stock units on the date the year-end cash bonus would otherwise be paid to the participant equal to either (i) an amount determined by the compensation committee as further described in "Other Incentive Equity Awards" below or (ii) (A) the amount by which the participant's cash variable compensation is reduced as determined by the compensation committee, divided by (B) the fair market value of a share of the company's common stock on the date of grant. In determining the cash variable compensation reduction for the 2010 performance year for Messrs. Thadaney and Vigliotti, the compensation committee considered market data ranges and decided to split variable compensation such that the mix of cash and equity for the company's senior executives would be more closely aligned with market levels. As a result, for Messrs. Thadaney and Vigliotti, cash variable compensation was reduced by 50% and such percentage was delivered in the form of basic stock units in accordance with the EDA Program. As discussed in the Compensation Discussion and Analysis included in our 2010 proxy statement covering the 2009 performance year, in determining the cash variable compensation reduction for the 2009 performance year, the compensation committee considered a formula recommended by McLagan based on a range of total direct compensation. In respect of the 2009 performance year, the compensation committee determined to reduce the total direct compensation for Mr. Thadaney by approximately 28% and such percentage was delivered in the form of basic stock units in accordance with the EDA Program. Note that, as compared to 2009, Mr. Thadaney received a substantially greater portion of his total compensation in the form of equity as opposed to cash.

        Under the terms of the EDA Program, each participant is granted an additional number of matching stock units on the date of grant equal to 20% of the number of basic stock units granted. Basic stock units vest in equal installments on each of the first, second and third anniversaries of the date of grant, if the participant remains continuously employed by the company on each applicable vesting date, and will be settled in shares of our common stock within 30 days after each applicable vesting date. Matching stock units vest 100% on the third anniversary of the date of grant, if the participant remains continuously employed by the company through such vesting date, and will be settled in shares of our common stock within 30 days after the date on which such matching stock units vest. Due to income tax considerations for the company, basic and matching stock units granted to employees of ITG Canada Corp. and its subsidiaries, including Mr. Thadaney, are settled by delivery of an equivalent amount of cash instead of shares of our common stock.

        Other Incentive Equity Awards.    The compensation committee may also determine, in its sole discretion, to award stock units or other forms of equity to any participant at such times and subject to such terms and conditions as the compensation committee deems appropriate either under the 2007 Equity Plan or any of its subplans, including the EDA Program. The compensation committee exercised this discretion with respect to the company's U.S. named executive officers (except for Mr. Vigliotti) for each of the 2010 and 2009 compensation years. With respect to the 2010 compensation year, Messrs. Domowitz and Heckman, in keeping with our philosophy to retain, motivate and reward the talent needed to achieve growth and long-term success for our stockholders, were granted an equity incentive award comprised of basic units (with an additional number of matching units as described above), subject to the standard vesting and payment terms set forth in the EDA Program as described above (any award subject to such terms, hereinafter "EDA Awards"). In addition, Mr. Heckman also received an equity incentive award in the form of basic units under the EDA Program (without an additional number of matching units) to more closely align Mr. Heckman's compensation with the market ranges paid to other executives as more fully described on page 20 below. The committee structured this award such that it is subject to an extended vesting period and additional performance criteria to increase the power of such award to retain and motivate such named executive officer and to better align such compensation with stockholder interests. Under this award, one-third of the units will vest on each of the second, third and fourth anniversaries of the date of grant so long as Mr. Heckman is employed on the vesting date and the 90-day average of the company's common stock price preceding each of the vesting dates is greater than the 90-day average of the company's common stock price preceding the grant date (any award subject to such terms, hereinafter "KEEP Awards").

        Instead of awards granted under the EDA Program, Mr. Gasser received an option award with a three-year vesting schedule for the 2010 compensation year. The committee decided to grant an option award because it provides strong performance incentives aligned with stockholder interests since it will only have value if the company's stock price increases. Consistent with historical company practice, annual incentive plan payouts and equity awards are payable in the fiscal year following the compensation year when earned (i.e., amounts earned in 2010 were partially paid out in cash and in the form of equity compensation during the first quarter of 2011).

        With respect to the 2009 compensation year, and as described in last year's proxy, the compensation committee determined that our U.S. executives should be awarded total incentive compensation at levels significantly reduced from those awarded for 2008 in light of the company's financial results for 2009 related to its U.S. businesses. Accordingly, Messrs. Gasser, Domowitz and

Heckman did not receive a cash incentive award for 2009 performance. Instead, Messrs. Gasser, Domowitz and Heckman received all of their 2009 annual incentive compensation in the form of an equity incentive award under the EDA Program, split such that (i) two-thirds of such award was granted as EDA Awards and (ii) one-third of such award was granted as KEEP Awards. As described in last year's proxy, the committee determined the amounts of such awards, in part by applying formulaic guidelines based on the company's 2009 earnings before taxes, bonus and stock-based compensation (as adjusted for certain non-recurring items), thereby tying the amount of the award directly to the company's performance.

        The discussion of our equity program above is relevant to understanding the committee's compensation decisions in respect of both the 2009 compensation year as well as the 2010 compensation year. Please note that the Securities and Exchange Commission's ("SEC") compensation disclosure rules currently require disclosure of the grant date value of equity awards granted during the last year (2010 in this case). Accordingly, the numbers shown in the Summary Compensation Table and Grants of Plan Based Awards Table show the equity awards granted during the 2010 calendar year in respect of the 2009 compensation year. In light of the SEC's current compensation disclosure rules, we have provided the following table which sets forth the incentive compensation awards granted to our named executive officers (except for Mr. Naphtali who did not receive incentive compensation for the 2010 compensation year) by the compensation committee in February 2011 for the 2010 compensation year:

Name	Cash ($)	Grant Date Fair Value of EDA Awards (Basic Units only) ($)(1)	Grant Date Fair Value of EDA Awards (Matching Units) ($)(1)	Grant Date Fair Value of KEEP Awards ($)(1)	Grant Date Fair Value of Option Awards ($)(1)(2)	Total
Robert C. Gasser	1,375,000	—	—	—	1,375,000	2,750,000
Steven R. Vigliotti	450,000	450,000	$90,000	—	—	990,000
Ian Domowitz	450,000	450,000	$90,000	—	—	990,000
Christopher J. Heckman	500,000	500,000	$100,000	$211,288	—	1,311,288
Nicholas Thadaney(3)	776,320	806,167	$161,233	—	—	1,743,720

(1)
The amounts shown in these columns represent the aggregate grant date fair value of the EDA Awards, KEEP Awards and option awards as determined pursuant to FASB ASC Topic 718. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 2 to the company's consolidated financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated herein by reference.

(2)
Mr. Gasser was granted options to purchase 192,733 shares of the company's stock at an exercise price of $18.71.

(3)
Mr. Thadaney's cash incentive compensation award was converted from CAD to USD at the following exchange rate: 1.0305 CAD:1 USD, which exchange rate represents the average rate of exchange during the 2010 fiscal year. Mr. Thadaney's EDA Award (both basic and matching units) was converted from CAD to USD at the following exchange rate: 0.99235 CAD:1 USD, which exchange rate represents the exchange rate on the grant date.

        Legacy Equity Awards.    Certain equity awards disclosed in the Options Exercised and Stock Vested Table and the Outstanding Equity Awards Table were granted many years ago. As discussed in the compensation discussion and analysis in prior years' proxy statements, between April 2006 and 2009, participants in our Stock Unit Award Program (the "SUA Program") (including the named executive officers other than Messrs. Thadaney and Vigliotti) could irrevocably elect, on an annual basis, to forgo the receipt of a portion of their total cash compensation and receive units representing shares of our common stock on a one-for-one basis with a fair market value equal to 120% of the forgone compensation. The compensation that was deferred was deducted from the executive's annual cash incentive compensation which, for the first half of the year, was estimated and pre-paid on a semi-annual basis. The matching units that represent the additional 20% of the forgone compensation vest entirely on the third anniversary of the grant date, provided the participant remains employed by the company through such date. The remaining units representing the foregone compensation are fully vested and nonforfeitable as of the grant date. All vested units are delivered in shares of ITG common stock on the third anniversary of the date of grant. (Prior to the amendment of the SUA Program in April 2006, participation was mandatory and participants received common stock with a fair market value equal to 130% of forgone compensation. The matching units that represent the additional 30% of the forgone compensation vest and are settled as follows: half of the matching stock units vest and are settled on the third anniversary of the grant date and the other half vest and are settled on the sixth anniversary of the grant date. The remaining units representing the foregone compensation are vested as of the grant date and half are settled on the third anniversary of the grant date and the other half are settled on the sixth anniversary of the grant date.) The three year vesting schedule is consistent with the vesting schedule of the majority of our other equity-based awards that were previously granted by the company.

        Also, as we reported in previous years' proxy statements, in 2006, we granted to our named executive officers stock options that vest based on continued employment with the company for three years from the grant date.

        In early 2008, the compensation committee granted stock options that vest after three years of continued employment with the company and restricted stock unit awards that vest based on the achievement of performance objectives over a two-year performance period. In determining the size of each named executive officer's award in early 2008, the compensation committee considered a number of factors, including (i) the company's challenging multi-year targets, (ii) relative grant levels among the company's other executive officers, (iii) the levels of grants that the executive received in prior years and (iv) competitive total compensation levels. On January 31, 2010, our executives vested in 50.5% of such performance-based restricted stock unit awards that were granted in early 2008. This vesting percentage was based on the achievement of $311.0 million in pre-tax operating income (as adjusted for certain nonrecurring items) over the 2008-2009 two-year period. These results were certified by the compensation committee.

        Pursuant to his employment agreement (described below), in March 2008, Mr. Gasser received a performance-based restricted stock unit award of 19,503 units (which represent shares of our common stock on a one-for-one basis) with a grant date value equal to $925,000. 6,501 units vested on each of January 31, 2009, January 1, 2010 and January 1, 2011. In addition, and also pursuant to his employment agreement, in January 2008, Mr. Gasser was granted a nonqualified stock option to purchase a number of shares of the company's common stock equal to a Black-Scholes value for the option of $925,000, all of which are currently exercisable but substantially out of the money.

        Stock Ownership Guidelines.    Effective January 1, 2011, the compensation committee replaced our share retention program with new executive stock ownership guidelines. The guidelines require that each member of the company's executive committee own significant amounts of ITG stock based on the following multiples of annual base salary:

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  the Chief Executive Officer: a multiple of five times base salary;

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  each line of business executive: a multiple of three times their respective base salary; and

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  each staff executive (including the Chief Financial Officer): a multiple of two times their respective base salary.

        On the date that the executive satisfies the required multiple of base salary based on the closing price of the company's common stock on such date, the number of shares required to be held by the executive to comply with these guidelines is fixed based on such closing price. Each executive has five (5) years from January 1, 2011 or the date of hire or promotion, whichever is later, to achieve his ownership guideline. Executives not yet in compliance with the guidelines are required to retain at least 50% of the after-tax value received from the vesting of restricted stock (or stock unit) awards until the applicable ownership guidelines (as set forth above) are met. The compensation committee monitors compliance with these stock ownership guidelines on an ongoing basis. With limited exception, shares that are deemed "owned" for purposes of Section 16 of the Securities Exchange Act are counted towards satisfaction of these guidelines.

        These guidelines are intended to align further the interests of senior management with the interests of stockholders and lessen any appearance of an incentive for management to seek unsustainable short-term increases in our stock price. In addition, employees are prohibited from short selling ITG stock, engaging in options transactions in the market where the underlying security is an ITG security or engaging in hedging or monetization transactions that have the purpose or effect of limiting the employee's ability to profit from an increase in the market price of ITG securities or providing to the employee an opportunity to profit from a decrease in the market price of ITG securities. These prohibitions further ensure that employees share in the risks and rewards of the ownership of our stock.

        Executive Perquisites.    It is our policy not to provide executive perquisites and special benefits unless they are reasonable and business-related. For 2010, perquisites for each named executive officer totaled less than the disclosure threshold of $10,000.

        Retirement Benefits.    Our named executive officers, other than Mr. Thadaney, are eligible to participate in our tax-qualified Retirement Savings Plans on the same basis as all other U.S.-based full-time employees. We do not maintain any supplemental executive retirement plans. Mr. Thadaney participates in ITG Canada's Group Registered Retirement Savings Plan on the same basis as all other employees of such affiliate.

        Severance and Change-in-Control Agreements.    The company maintains change-in-control agreements for all named executive officers. Mr. Gasser is eligible for change-in-control benefits pursuant to the terms of his employment agreement described below. All other named executive officers are eligible for change-in-control benefits that were approved by the compensation committee after extensive discussion and competitive research. They are designed to achieve the following objectives:

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  Promote senior management stability;

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  Retain key executives whose continued employment might be vulnerable following a change in control;

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  Reflect competitive practices in the industry; and

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  Minimize potential costs to ITG's stockholders.

        The compensation committee believes that, in the absence of these change-in-control agreements, the company would be vulnerable to competitive raiding of key executive talent. The compensation committee also believes that these agreements balance the important stockholder objectives of retaining an effective and motivated executive team and minimizing costs in the event of a change in control.

        The agreements (which are described in greater detail below under the heading "Severance and Change-in-Control Arrangements") were intended by the compensation committee to provide reasonable benefits that reflect industry practices and include the following:

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  Severance payments require termination, either involuntary not-for-cause (and not as a result of death or disability) or voluntary with good reason as defined, within 18 months following a change in control;

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  Severance benefits equal to two times the sum of annual base salary plus average bonus (including any bonus amounts paid in the form of basic units awarded under the EDA Program) over the prior three years;

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  Terminated individuals also receive a pro rata bonus (based on the average bonus (including any bonus amounts paid in the form of basic units awarded under the EDA Program) over the prior three years) for the year of termination and health and welfare benefits for up to two years following the date of termination;

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  If the change-in-control benefits would cause the executive to be subject to the golden parachute excise taxes, then the benefits are reduced to the highest level that does not trigger the excise tax unless the value after the executive pays all taxes is greater (in which case no reduction is made); and

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  Under no circumstances do we provide any tax-related payments such as excise tax gross-ups.

        Mr. Gasser's severance and change-in-control benefits were set as a result of negotiations as described below under the heading "Employment Arrangements" and "Severance and Change-in-Control Arrangements."

        In addition, under pre-existing agreements, all unvested equity awards vest immediately upon a change in control, with performance-based awards vesting at the 100% level.

        ITG has no plans or agreements in place regarding executive severance benefits upon a termination that is unrelated to a change in control, with the exception of the ones described below in the "Employment Arrangements" and "Severance and Change-in-Control Arrangements" sections. In the event of the termination of a named executive officer not covered by an employment arrangement, severance benefits (if any) are negotiated as deemed necessary or advisable by the compensation committee.

        Employment Arrangements.    On September 15, 2006, Mr. Gasser entered into an employment agreement with severance and change-in-control provisions that were generally consistent with the provisions included in our standard change-in-control agreements in place for our other key executives, except that Mr. Gasser could voluntarily resign for any reason or no reason within the thirty day window following the six-month anniversary of a change in control and receive severance benefits. This provision was provided to reflect the unique position of a former chief executive officer of a public company that is acquired.

        On August 6, 2008, the company and Mr. Gasser entered into an amended and restated employment agreement. In reviewing the peer group market data for chief executive officer compensation provided by McLagan as described in last year's proxy, the compensation committee determined that the peer group median for CEO compensation was significantly higher than the total compensation achievable pursuant to Mr. Gasser's original employment agreement. In accordance with its long-standing philosophy of providing market competitive compensation to executives generally, the compensation committee decided to revisit Mr. Gasser's compensation package and instructed McLagan to prepare a proposal that would include performance targets that were more challenging and better aligned to the proposed peer group. Taking into account McLagan's review and the company's and Mr. Gasser's performance, the committee amended his original employment agreement to provide that Mr. Gasser's annual performance bonus is to be based on the company's attainment of performance objectives established by the compensation committee pursuant to the terms of the company's Pay-for-Performance Incentive Plan, as described above. In addition, Mr. Gasser agreed to give up his right to severance benefits if he resigns for any reason or no reason at any time during the seventh month following a change in control. Instead, Mr. Gasser, like our other senior executives, would be entitled to change-in-control severance after a change of control of the company equal to two times (instead of one times under his original employment agreement) the sum of (A) his annual base salary prior to his date of termination or the date of change in control (whichever is higher) and (B) the average annual bonus (including any bonus amounts paid in the form of basic units awarded under the EDA Program) paid or payable to Mr. Gasser with respect to the three calendar years preceding the calendar year of his termination. The compensation committee determined that this amendment reflects better pay practices.

        On April 20, 2010, the company and Mr. Gasser entered into an amended and restated employment agreement to cause the payments and benefits to which he may become entitled following a change in control to substantially conform to the payments and benefits to which other senior executive employees are entitled under change-in-control agreements with the company, and to make certain other changes to comply with recently issued guidance related to section 409A of the Internal Revenue Code.

        Employment Arrangement with Steven R. Vigliotti.    On December 21, 2009, Mr. Vigliotti accepted an offer of employment with the company and he began employment as our Chief Financial Officer on February 1, 2010. As Chief Financial Officer, Mr. Vigliotti will be paid an annual base salary of $500,000. Contingent on the company's and Mr. Vigliotti's performance, Mr. Vigliotti will receive an annual bonus pursuant to the company's existing incentive compensation program; provided however that, for 2010, Mr. Vigliotti was entitled to receive a minimum bonus of $750,000 with a bonus target of $1,000,000, a portion of which could be paid in restricted stock units.

        In addition, Mr. Vigliotti received an initial restricted stock unit award with a value of $500,000 based upon the fair market value of the company's stock on February 1, 2010, which shall vest in full, subject to continued employment and the terms of the company's 2007 Equity Plan, on February 1, 2013, the third anniversary of the grant date. If Mr. Vigliotti is terminated by the company without cause, or he terminates for good reason, prior to the vesting of such award, the company will pay him in cash, within 60 days of his separation date, an amount equivalent to the then current market value of such award.

        Mr. Vigliotti also received change-in-control benefits in substantially the same form provided to other senior executives of the company except that for the first year of his employment, any severance benefits received in connection with a change in control of the company would equal one time the sum of his annual base salary plus bonus.

        The compensation committee formulated and structured the compensation package based on survey data, our historical compensation practices and packages in place for our prior chief financial officer and senior executives generally. It also took into account Mr. Vigliotti's level of experience in his prior positions. The committee determined the level for each element of compensation based on its current practices for executives generally and its long standing philosophy in providing market competitive compensation.

        Separation Agreement with Howard Naphtali.    On February 3, 2010, the company and Mr. Naphtali entered into (i) a separation agreement pursuant to which they mutually agreed that, effective February 3, 2010, Mr. Naphtali resigned from all of his positions with the company and (ii) a transition services agreement pursuant to which Mr. Naphtali provided, in exchange for a salary based on an annualized amount of $500,000, short-term transition services until May 3, 2010. In consideration for Mr. Naphtali's execution and non-revocation of the separation agreement and agreement to certain restrictive covenants, Mr. Naphtali received separation payments totaling $3,535,919. Pursuant to Mr. Naphtali's timely election of COBRA continuation coverage, Mr. Naphtali also was covered under the company's group health plan at the company's sole expense for the twelve-month period following February 3, 2010. All outstanding stock options held by Mr. Naphtali that were not vested and exercisable (to the extent applicable) as of May 3, 2010 were forfeited and automatically terminated. All stock options that were vested as of that date remained exercisable for 60 days. All outstanding stock unit awards under the company's SUA Program that were not already vested as of May 3, 2010 automatically vested pursuant to the retirement provisions of the SUA Program. Such awards, together with shares subject to stock unit awards granted to Mr. Naphtali under the SUA Program that were vested as of May 3, 2010, were, or will be, issued to Mr. Naphtali in accordance with the terms of the SUA Program. Last, all outstanding stock unit awards under the company's EDA Program that were not already vested as of May 3, 2010 vested, or will continue to vest, as if Mr. Naphtali continued in employment with the company on each applicable vesting date and will be issued to Mr. Naphtali in accordance with the terms of the EDA Program, subject to Mr. Naphtali's compliance with an employee nonsolicit restriction until March 13, 2012.

COMPENSATION DECISION FACTORS AND COMPENSATION DETERMINATION—HOW AND WHY THE COMMITTEE DETERMINED OUR NAMED EXECUTIVE OFFICERS' COMPENSATION FOR 2010

        In determining incentive compensation amounts, the compensation committee reviews market compensation data, completes a performance assessment for each named executive officer, and reviews other factors such as internal pay equity and prior years' compensation, in each case, as further described below.

        Market data review.    McLagan provided compensation market data to the compensation committee for each named executive officer's position. To help in analyzing the market data, McLagan established a total direct compensation market range for each named executive officer position. The sources of the data include survey data for comparable industry positions and proxy disclosures by companies included in our peer group. McLagan screened the survey data to confirm that the information is appropriate given our size, type and mix of businesses, and the industries in which we compete for executive talent.

        The market ranges helped the compensation committee in assessing the competitive placement of our named executive officers' total direct compensation for 2010. The compensation committee's assessment of the placement of each named executive officer's compensation relative to market range considers the scope, complexity and responsibility of the executive's position in relation to positions in the sources of data. The compensation committee exercised its judgment in interpreting the market ranges provided by McLagan. A named executive officer's actual positioning relative to that market range is a result of the compensation committee's assessment of the company and individual performance factors we describe below. The compensation market data and ranges provide only a reference point for the compensation committee. Depending upon company, business and individual performance results, a named executive officer's total direct compensation may be within, below or above the market range for that position. As with all of the compensation decision factors in this section, the market data and ranges do not, by themselves, directly determine a named executive officer's total direct compensation. As a result of the company's performance results in 2010, the committee awarded total direct compensation to the named executive officers (except for Mr. Thadaney) that fell well below the market median data provided by McLagan. Mr. Thadaney's total direct compensation was more closely aligned with the market median due to the growth in client commissions in Canada, which largely offset the decline in principal trading revenue from increased competition.

        Our peer group.    The compensation committee periodically reviews the composition of our peer group to ensure that it is using the most appropriate peers among those available in the market. At its November 2010 meeting, the committee re-evaluated the peer group it had been using for the prior two years pursuant to a methodology provided by McLagan. In selecting the companies for our peer group, the compensation committee considered the following factors, among others: business focus;

industry; size; capital structure and growth; whether the company competes against us for executive talent; compensation philosophy; and business and financial performance. The peer group used for 2010 compensation purposes was as follows: BGC Partners, Inc., CBOE Holdings, Inc., CME Group, Inc., GFI Group Inc., IntercontinentalExchange Inc., Knight Capital Group Inc., MF Global Holdings Ltd., optionsXpress Holdings, Inc., Penson Worldwide, Inc. and TradeStation Group, Inc.

        Although no single company included in the peer group is exactly comparable to ITG in every respect, the compensation committee uses the peer group to validate the range of competitive pay. The compensation committee will continue to review the composition of the peer group, as appropriate, and may make changes to it in the future in response to such factors as changes in the mix of the company's business segments or major changes in the capital structure or business makeup of a peer company.

        Performance assessment.    At the beginning of each year, our board of directors approves performance measures and objectives for the company and our chief executive officer, and our chief executive officer approves the performance measures and objectives for each of his direct reports (including each named executive officer). In determining the actual compensation paid to each named executive officer, the compensation committee completes a final annual performance assessment for our chief executive officer and reviews with the chief executive officer his assessment of each named executive officer annually starting in December of the relevant compensation year through January and February of the following year. While the chief executive officer's evaluation carries significant weight, the compensation committee reaches its own independent viewpoint on each named executive officer's performance and makes its compensation decisions accordingly.

        Factors used by the compensation committee in assessing the performance of our chief executive officer.    The committee uses a detailed assessment in evaluating the performance of our chief executive officer. Among other factors, this assessment covers: key financial and business accomplishments for 2010; stockholder measures, such as total revenue, earnings per share, return on equity, pre-tax income (only with respect to amounts paid under the Pay-for-Performance Incentive Plan) and total stockholder return; and balance sheet strength. The assessment also includes our progress in: improving key business metrics; implementing strategic initiatives; investments in technology and new business initiatives; and improving the strength of our control and operating environments. The committee also considers our chief executive officer's leadership achievements in areas such as workforce engagement and talent management. The compensation committee believes that Mr. Gasser performed well in 2010 by (1) maintaining the company's market share with institutional clients, (2) executing on the company's main strategy to expand its addressable market through unbiased research and managing costs and (3) demonstrating strong leadership as evidenced by the retention of key talent, in each case, despite the business challenges faced by the company in 2010.

        Factors used by the compensation committee in assessing the performance of the other named executive officers.    Just as the committee assesses the performance of our chief executive officer, our chief executive officer assesses the performance of each other named executive officer. The chief executive officer evaluated the performance of each named executive officer on many of the same factors we described for the chief executive officer because these factors are important to the company's short-term and long-term objectives and reflect the functions over which the executives have responsibility. Such factors include, among others: contribution to the achievement of company financial performance, such as pre-tax income (only with respect to amounts paid under the Pay-for-Performance Incentive Plan) and revenue; improvement in business metrics such as client growth and retention; achievement of business objectives; the development of new products and solutions for our clients; improvement in controls and efficiencies in our operating environment; and achievement in leadership in areas such as workforce engagement and talent management. Our chief executive officer discussed his evaluation of the performance of each named executive officer with the committee. The committee agenda allowed ample time for the committee to question and discuss each named executive officer's performance with our chief executive officer.

        Other Factors Considered.    In addition to compensation market data and the performance assessment considered by the compensation committee in setting compensation levels, the compensation committee considers such additional factors as:

  •
  Internal pay equity: the compensation committee compares the differences in total compensation from one executive to the other in order to assess internal equity.

  •
  The executive's prior years' compensation: the compensation committee compares proposed compensation with actual prior years' compensation to ensure that any increases in compensation are the result of growth in performance.

        No one factor, by itself, determines the compensation committee's assessment of a named executive officer's performance and the committee considers many different factors in assessing the performance of each named executive officer. The compensation committee does not use a rigid set of rules for determining the relative importance of these factors. The compensation committee may emphasize or weigh performance factors differently for each named executive officer.

IMPACT OF REGULATORY REQUIREMENTS

        In making executive compensation decisions, the compensation committee is mindful of the impact of regulatory requirements on those decisions. In particular, regulatory requirements affect the compensation committee's decisions in the following ways:

  •
  Internal Revenue Code Section 162(m):  Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to us for compensation over $1 million paid to the chief executive officer and the other three most highly compensated named executive officers that are subject to Section 162(m). These officers, called covered employees, must have been serving as of the last day of ITG's fiscal year. The Internal Revenue Service has issued technical guidance stating that a company's chief financial officer is not a covered employee under Section 162(m). One exception to Section 162(m)'s disallowance of a federal income tax deduction for compensation over $1 million applies to "performance-based compensation" paid pursuant to a stockholder-approved plan.

    For the cash awards made to the applicable named executive officers, we used a separate pool under the Pay-For-Performance Incentive Plan as described above that is designed to make those cash awards deductible for federal income tax purposes. The compensation committee established the pool in the first quarter of 2010, and set a maximum percentage of the pool that each named executive officer, other than the chief financial officer and other named executive officers not subject to Section 162(m), could receive. The compensation committee paid less than the maximum incentive award for each of the named executive officers, noting that 2010 pre-tax income had decreased from recent levels, and using the compensation decision factors that we described earlier in the Compensation Discussion and Analysis. This reduction from the maximum percentage amount allocated to a named executive officer is not a negative reflection on the performance of our chief executive officer or any other named executive officer.

    The company believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policy or in rewarding superior executive performance. Accordingly, although the company generally intends to avoid the loss of a tax deduction due to Section 162(m), it reserves the right to pay amounts that are not deductible in appropriate circumstances. In establishing our annual bonus awards and equity grants, the company considered the tax and accounting implications of the awards and grants, but determined the awards and grants primarily by their effectiveness in providing maximum alignment with the key strategic objectives identified above.

  •
  Internal Revenue Code Section 409A:  The compensation committee intends all programs to be designed so that they are not considered deferred compensation under the Section 409A definitions, or they comply with the deferred compensation rules in Section 409A.

  •
  Accounting Treatment:  In determining equity awards granted as part of 2010 compensation, the compensation committee considered the potential expense of those awards and the impact on earnings per share. The compensation committee concluded that the associated expense and earnings per share impact were appropriate, given competitive compensation practices in the industry, our performance and the motivational and retention effect of the awards.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Maureen O'Hara, Chairperson
J. William Burdett
Kevin J.P. O'Hara
Steven S. Wood

 Executive Compensation

Summary Compensation Table

        The following table sets forth the compensation for 2008, 2009 and 2010 of our named executive officers (except for Mr. Vigliotti who joined the company as the Chief Financial Officer in 2010, Mr. Domowitz who was not a named executive officer in 2009 and Mr. Thadaney who was not a named executive officer in 2008).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)		Total ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)		(i)
Robert C. Gasser,	2010	750,000	—		1,811,226		—	1,375,000	7,350		3,943,576
President and Chief	2009	750,000	—		453,007		—	—	7,350		1,210,357
Executive Officer	2008	750,000	—		1,225,468		923,872	1,772,500	6,900		4,678,740
Steven R. Vigliotti,	2010	500,000	450,000	(3)(4)	500,000	(3)	—	—	9,800		1,459,800
Managing Director and Chief	—	—	—		—		—	—	—		—
Financial Officer(3)	—	—	—		—		—	—	—		—
Howard C. Naphtali,	2010	47,436	—		—		—	—	3,692,880	(5)	3,740,316
Former Managing Director and	2009	500,000	—		1,197,015		—	—	17,150		1,714,165
Chief Financial Officer	2008	500,000	1,202,502		636,040		349,877	—	16,100		2,704,519
Ian Domowitz,	2010	500,000	—		641,482		—	450,000	17,150		1,608,632
Managing Director and Chief	2009	—	—		—		—	—	—		—
Executive Officer of ITG	2008	500,000	—		224,400		249,669	952,502	16,100		1,942,671
Solutions Network
Christopher J. Heckman,	2010	500,000	—		528,283		—	500,000	17,150		1,545,433
Managing Director and Head	2009	500,000	—		1,137,015		—	—	17,150		1,654,165
of U.S. Sales and Trading	2008	500,000	—		512,691		299,890	1,152,502	16,100		2,481,183
Nicholas Thadaney,	2010	388,160	776,320	(4)	565,376		—	—	9,309		1,739,165
Managing Director and Chief	2009	262,890	836,428	(4)	723,667		—	—	2,936		1,825,921
Executive Officer of ITG	2008	—	—		—		—	—	—		—
Canada(6)

(1)
The amounts shown in column (e) represent the aggregate grant date fair value of the restricted stock unit awards granted to each of the named executive officers during each year, as determined pursuant to FASB ASC Topic 718. Except as noted in the immediately preceding sentence, the fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 2 to the company's consolidated financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated herein by reference. Prior year amounts have been restated to reflect the grant date value in accordance with new SEC rules. See the narrative discussion following the Grants of Plan-Based Awards Table for more information about awards granted in 2010.

(2)
Except as specifically noted below, the amount of (or incremental cost to the company with respect to) any of the elements of compensation included in column (h) did not exceed (x) in the case of any personal benefit or perquisite, $25,000, or (y) in the case of any other element of compensation, $10,000.

Name	Company Contributions to Defined Contribution Plans
Robert C. Gasser	$7,350	*
Steven R. Vigliotti	$9,800	*
Howard C. Naphtali	$4,307	*
Ian Domowitz	$17,150	*
Christopher J. Heckman	$17,150	*
Nicholas Thadaney	$6,793	**

*
Under our Retirement Savings Plans, we match 66 2/3% of employee contributions up to a maximum of 6% of the employee's eligible compensation per year, we may make a discretionary profit sharing contribution that can vary from 0-8% of the employee's eligible compensation per year and we contribute 3% of each employee's eligible compensation per year. For 2010, the company did not make a discretionary profit sharing contribution.

**
The amount shown represents the company's retirement contribution to Mr. Thadaney, which amount represents a one-time annual base contribution of $3,396 and a 100% match of any employee contributions up to $3,397.
(3)
Pursuant to the offer letter between Mr. Vigliotti and the company, dated December 21, 2009, Mr. Vigliotti (a) was entitled to a minimum bonus for 2010 of $750,000 (payable in a combination of cash and equity) and (b) received an initial restricted stock unit award with a value of $500,000, in each case as further described in the Compensation Discussion and Analysis above under Employment Arrangement with Steven R. Vigliotti.

(4)
As discussed in the Compensation Discussion and Analysis above, the compensation committee takes into account performance and other factors in making a subjective determination of these award amounts.

(5)
Pursuant to Mr. Naphtali's separation agreement and transition services agreement, each dated as of February 3, 2010, Mr. Naphtali received $3,688,573 in separation payments, which includes a separation payment of $3,535,919, $121,154 as payment for providing short-term transition services until May 3, 2010, payment coverage under the company's group health plan of $17,404 and $14,096 representing payment for all accrued but unused paid vacation time.

(6)
Mr. Thadaney's base salary, bonus and all other compensation amounts were converted from CAD to USD at the following exchange rate: 1.0305 CAD:1 USD, which exchange rate represents the average rate of exchange during the 2010 fiscal year.

 Grants of Plan-Based Awards Table

        The table set forth below lists each grant or award made in 2010 to any of the named executive officers under any of the company's equity and non-equity incentive plans.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)
										All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($/SH)
												Grant Date Fair Value ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
Robert C. Gasser	2/23/10	—	—	—	—	—	—	85,258	(3)	—	—	1,440,000
	2/23/10	—	—	—	—	—	—	35,524	(4)	—	—	371,226
Steven R. Vigliotti(2)	2/1/10	750,000	1,000,000	—	—	—	—	24,120		—	—	500,000
Howard C. Naphtali	—	—	—	—	—	—	—	—		—	—	—
Ian Domowitz	2/23/10	—	—	—	—	—	—	30,196	(3)	—	—	510,000
	2/23/10	—	—	—	—	—	—	12,582	(4)	—	—	131,482
Christopher J. Heckman	2/23/10	—	—	—	—	—	—	24,868	(3)	—	—	420,000
	2/23/10	—	—	—	—	—	—	10,362	(4)	—	—	108,283
Nicholas Thadaney	2/23/10	—	—	—	—	—	—	33,474	(3)	—	—	565,376

(1)
As discussed in greater detail in our Compensation Discussion and Analysis on pages 12 and 13 and the narrative below this table, the maximum total incentive compensation award that could have been made to Mr. Gasser under our Pay-For-Performance Incentive Plan for 2010 was 35% of 7.5% of the company's pre-tax income (as adjusted for certain non-recurring items). Based on 2010 pre-tax income, this maximum was approximately $1.8 million. The maximum total incentive compensation award that could have been made to the other U.S. named executive officers (namely Messrs. Domowitz and Heckman) under our Pay-For-Performance Incentive Plan for 2010 was 16.25% of 7.5% of the company's pre-tax income (as adjusted for certain non-recurring items). Based on 2010 pre-tax income, this maximum was $0.9 million. For the 2010 performance period, the compensation committee determined to pay less than the maximum awards when determining actual awards as set forth below and as further described in the Compensation Discussion and Analysis above. The incentive awards that could have been made to the other named executive officers were not subject to maximum limitations.

(2)
Pursuant to the terms of Mr. Vigliotti's offer letter, Mr. Vigliotti was entitled to receive a minimum guaranteed bonus (paid in cash, equity or a mix) of $750,000 with a bonus target of $1,000,000 for the 2010 compensation year. Actual cash awards are disclosed in the "Bonus" column of the Summary Compensation Table and actual equity awards are disclosed in the table included under "Other Incentive Equity Awards" in the Compensation Discussion and Analysis above. In addition, Mr. Vigliotti received an initial restricted stock unit award with a value of $500,000 as further described under "Employment Arrangement with Steven R. Vigliotti" in the Compensation Discussion and Analysis above.

(3)
The number of shares subject to the restricted stock units (including both basic and matching units) were granted as EDA Awards (as defined in the narrative discussion following this table) under the EDA Program, the economic value of which reflects compensation for fiscal year 2009 performance achieved under the Pay-For-Performance Incentive Plan. For more information relating to the units granted as EDA Awards during 2010 under the EDA Program, see the narrative discussion following this table.

(4)
The number of shares subject to the restricted stock units were granted as KEEP Awards (as defined in the narrative discussion following this table) under the EDA Program. For more information relating to the units granted as KEEP Awards during 2010 under the EDA Program, see the narrative discussion following this table.

(5)
Reflects the aggregate grant date fair value of the awards as determined pursuant to FASB ASC Topic 718. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 2 to the company's consolidated financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated herein by reference.

Pay-For-Performance Incentive Plan

        For Messrs. Gasser, Domowitz and Heckman, during the first quarter of 2010, the compensation committee specified an award under the Pay-For-Performance Incentive Plan and performance objectives upon which payment of the award would be conditioned. Although the compensation committee has no discretion to increase the amounts of awards previously established under the plan, the plan permits the compensation committee to reduce the amount of, or cancel, final awards, in view of business strategy, performance of comparable organizations, economic and business conditions, personal performance of the participant, or otherwise. The compensation committee may also provide that income of a business unit may be adjusted downward to reflect specified charges, expenses, and other amounts, or adjust or modify awards and performance objectives in recognition of unusual or nonrecurring events, in response to changes in applicable laws, regulations, accounting principles, or other circumstances, or specify performance periods for awards less than one year. If a participant ceases to be employed due to death, disability, or retirement (including early retirement with the approval of the compensation committee), the compensation committee will determine the amount payable as a final award achieved or resulting from the portion of the performance year completed at the date employment ceased (which may be a pro rata payment of the final award, determined at the end of the performance year), except that no payout shall be made if it is duplicative of severance payments. If a participant's employment terminates during a performance year for any other reason, no final award will be paid to the participant under the Pay-For-Performance Incentive Plan. During the first quarter of 2011, the compensation committee determined the extent to which awards have been earned and performance objectives achieved, and the amounts therefore payable to each eligible executive officer.

        Note that an executive will get an award under this Pay-For-Performance Incentive Plan only to the extent that the achievement of plan metrics allows for payment of such award.

EDA Program

        Under our EDA Program, each eligible participant (including, in respect of the 2009 performance period, Mr. Thadaney) is granted a number of basic stock units on the date the year-end cash bonus would otherwise be paid to the participant equal to (i) the amount by which the participant's cash variable compensation is reduced as determined by the compensation committee, divided by (ii) the fair market value of a share of the company's common stock on the date of grant. The number of basic stock units granted to each named executive officer under the EDA Program in 2010 was determined based upon the amount of 2009 reduced variable compensation divided by the closing price per share of our common stock on the NYSE on the grant date.

        Under the terms of the EDA Program, each participant will be granted an additional number of matching stock units on the date of grant equal to 20% of the number of basic stock units granted. Basic stock units vest in equal annual installments on each of the first, second and third anniversaries of the date of grant, if the participant remains continuously employed by the company on each applicable vesting date, and will be settled in shares of our common stock within 30 days after each applicable vesting date. Matching stock units will vest 100% on the third anniversary of the date of grant, if the participant remains continuously employed by the company through such vesting date, and will be settled in shares of our common stock within 30 days after the date on which such matching stock units vest. In the case of basic and matching stock units granted to employees of ITG Canada Corp. and its subsidiaries, including Mr. Thadaney, stock units are settled by delivery of an equivalent amount of cash instead of shares of our common stock.

        The compensation committee may also determine, in its sole discretion, to only award stock units or other forms of equity under the EDA Program to any participant at such times and subject to such terms and conditions as the compensation committee deems appropriate. The compensation committee exercised this discretion with respect to the company's U.S. named executive officers (that is, Messrs. Gasser and Heckman) for the 2009 compensation year. Specifically, as shown in the Summary Compensation Table, instead of receiving a cash payout for 2009 performance, Messrs. Gasser and Heckman received an equity incentive award under the EDA Program, split such that (i) two-thirds of such award was granted as EDA Awards as further described in the Compensation Discussion and Analysis above and (ii) one-third of such award was granted as KEEP Awards as further described in the Compensation Discussion and Analysis above.

Options Exercised and Stock Vested for 2010 for Named Executive Officers

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)(1)(2)		Value Realized Upon Vesting ($)(3)
(a)	(b)	(c)	(d)		(e)
Robert C. Gasser	—	—	13,502		249,145
Steven R. Vigliotti	—	—	—		—
Howard C. Naphtali(4)	—	—	21,016		381,362
Ian Domowitz	—	—	16,229		293,647
Christopher J. Heckman	—	—	19,466		353,679
Nicholas Thadaney	—	—	10,686	(5)	193,861	(5)

(1)
The amounts shown in column (d) includes the vesting of stock units granted under the SUA Program in prior years and restricted stock units that vested in 2010.

(2)
As more fully described in the narrative following this table, the units granted under the SUA Program in prior years (including the vested units representing foregone compensation) are not delivered in shares of ITG common stock until the third anniversary or the sixth anniversary of the grant date. We believe that these settlement provisions of the SUA Program align our executives' economic interests with those of our stockholders, by having provided a vehicle for investing a portion of compensation in our stock.

(3)
Values based on the closing price of our common stock on the NYSE on the vesting date of the underlying shares, or the last trading day immediately prior to the vesting date to the extent the vesting date was not a trading date.

(4)
Pursuant to Mr. Naphtali's separation agreement, all outstanding stock unit awards under the SUA Program that were not already vested as of May 3, 2010 automatically vested pursuant to the retirement provisions of the SUA Program. Such awards, together with shares subject to stock unit awards granted to Mr. Naphtali under the SUA Program that were vested as of May 3, 2010, were, or will be, issued to Mr. Naphtali in accordance with the terms of the SUA Program.

(5)
Pursuant to the terms of our EDA Program, 8,572 of these units, representing $150,524 in value, were settled in cash instead of shares.

SUA Program

        Under our SUA Program, which was frozen as of January 1, 2009, each named executive officer (except for Mr. Thadaney, in addition to Mr. Vigliotti who joined the company in 2010) could irrevocably elect, on an annual basis, to forgo the receipt of a portion of their total cash compensation and receive units representing shares of our common stock on a one-for-one basis with a fair market value equal to 120% of the forgone compensation. The matching units that represent the additional 20% of the forgone compensation vest entirely on the third anniversary of the grant date, provided the participant remains employed by the company through such date. The remaining units representing the foregone compensation are fully vested and are nonforfeitable as of the grant date. All vested units are delivered in shares of ITG common stock on the third anniversary of the grant. (Prior to the amendment of the SUA Program in April 2006, participation was mandatory and participants received common stock with a fair market value equal to 130% of forgone compensation. The matching units that represent the additional 30% of the forgone compensation vest and are settled as follows: half of the matching stock units vest and are settled on the third anniversary of the grant date and the other half vest and are settled on the sixth anniversary of the grant date. The remaining units representing the foregone compensation are vested as of the grant date and half are settled on the third anniversary of the grant date and the other half are settled on the sixth anniversary of the grant date.)

Non-qualified Deferred Compensation

Name	Executive contributions in last FY ($)	Aggregate earnings in last FY ($)(1)	Aggregate withdrawals / distributions ($)(2)	Aggregate balance at last FYE ($)(3)
(a)	(b)	(c)	(d)	(e)
Robert C. Gasser	—	(58,066)	(124,850)	122,986
Steven R. Vigliotti	—	—	—	—
Howard C. Naphtali(4)	—	(76,987)	(195,019)	281,194
Ian Domowitz	—	(62,774)	(207,488)	139,967
Christopher J. Heckman	—	(64,049)	(186,334)	247,085
Nicholas Thadaney	—	—	—	—

(1)
The amounts shown in column (c) represent (i) for units representing deferred compensation granted under our SUA Program prior to 2010 and not settled in 2010, the difference in the fair market value of such units on December 31, 2010 as compared to the fair market value of such units on December 31, 2009 and (ii) for units representing deferred compensation granted under our SUA Program prior to 2010 and settled in 2010, the difference in the fair market value of such units on the date of settlement as compared to the fair market value of such units on December 31, 2009. Fair market values are based on the closing price of our common stock on the NYSE on the dates referenced above.

(2)
The amounts shown in column (d) represent the fair market value of the shares of ITG common stock representing deferred compensation delivered to each named executive officer during 2010 pursuant to our SUA Program. Fair market values are based on the closing price of our common stock on the NYSE on the dates that the underlying shares were delivered.

(3)
The amounts shown in column (e) represent the fair market value of the shares of ITG common stock representing deferred compensation held by each named executive officer under the SUA Program as of December 31, 2010.

(4)
Pursuant to Mr. Naphtali's separation agreement, all outstanding stock unit awards under the SUA Program that were not already vested as of May 3, 2010 automatically vested pursuant to the retirement provisions of the SUA Program. Such awards, together with shares subject to stock unit awards granted to Mr. Naphtali under the SUA Program that were vested as of May 3, 2010, were, or will be, issued to Mr. Naphtali in accordance with the terms of the SUA Program.

 Outstanding Equity Awards for Named Executive Officers at December 31, 2010

	Option Awards							Stock Awards
Name	Number of securities underlying unexercised Options (#) Exercisable		Number of securities underlying unexercised Options (#) Unexercisable		Equity Incentive Plans: Number of securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Expiration Date	Number of shares or units of Stock held that have not vested (#)		Market value of nonvested shares or units of Stock held that have not vested ($)	Incentive Plans: Number of nonvested shares, units or other rights held (#)	Incentive Plans: Market or payout value of nonvested shares, units or other rights held ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Robert C. Gasser	69,856	(1)	—		—	44.22	10/4/11	—		—	—	—
	40,226	(2)	20,114	(3)	—	47.25	1/2/13	—		—	—	—
	—		—		—	—	—	459	(g)	7,514	—	—
	—		—		—	—	—	6,501	(a)	106,421	—	—
	—		—		—	—	—	1,049	(j)	17,172	—	—
	—		—		—	—	—	14,035	(b)	229,753	—	—
	—		—		—	—	—	85,258	(c)	1,395,674	—	—
	—		—		—	—	—	35,524	(d)	581,528	—	—
Steven R. Vigliotti	—		—		—	—	—	24,120	(e)	394,844	—	—
Howard C. Naphtali(8)	—		—		—	—	—	248	(f)	4,060	—	—
	—		—		—	—	—	394	(h)	6,450	—	—
	—		—		—	—	—	325	(i)	5,320	—	—
	—		—		—	—	—	241	(k)	3,940	—	—
	—		—		—	—	—	430	(l)	7,034	—	—
	—		—		—	—	—	559	(g)	9,151	—	—
	—		—		—	—	—	802	(j)	13,129	—	—
	—		—		—	—	—	37,087	(b)	607,114	—	—
Ian Domowitz	—		—		—	—	—	333	(f)	5,451	—	—
	—		—		—	—	—	358	(h)	5,865	—	—
	—		—		—	—	—	311	(i)	5,091	—	—
	—		—		—	—	—	230	(k)	3,771	—	—
	—		—		—	—	—	349	(l)	5,714	—	—
	10,800	(4)	—		—	45.30	8/31/11	—		—	—	—
	—		16,190	(5)	—	47.59	1/1/13	—		—	—	—
	—		—		—	—	—	667	(j)	10,919	—	—
	—		—		—	—	—	27,792	(b)	454,955	—	—
	—		—		—	—	—	30,196	(c)	494,308	—	—
	—		—		—	—	—	12,582	(d)	205,967	—	—
Christopher J. Heckman	—		—		—	—	—	296	(f)	4,842	—	—
	—		—		—	—	—	361	(h)	5,910	—	—
	—		—		—	—	—	311	(i)	5,091	—	—
	—		—		—	—	—	230	(k)	3,765	—	—
	—		—		—	—	—	325	(l)	5,318	—	—
	12,800	(4)	—		—	45.30	8/31/11	—		—	—	—
	—		20,848	(6)	—	45.04	3/14/13	—		—	—	—
	—		—		—	—	—	349	(g)	5,713	—	—
	—		—		—	—	—	704	(j)	11,524	—	—
	—		—		—	—	—	35,228	(b)	576,682	—	—
	—		—		—	—	—	24,868	(c)	407,090	—	—
	—		—		—	—	—	10,362	(d)	169,626	—	—
Nicholas Thadaney	5,400	(4)	—		—	45.30	8/31/11	—		—	—	—
	—		12,901	(5)	—	47.59	1/1/13	—		—	—	—
	—		—		—	—	—	22,288	(b)	364,854	—	—
	—		—		—	—	—	33,474	(c)	547,969	—	—

Footnotes (1)–(7): The options disclosed in columns (b) and (c) became or become, to the extent the named executive officer remains employed through the applicable vesting date, fully exercisable on the following dates: (1) this amount vested in thirds on 10/4/2007, 10/4/2008 and 10/4/2009; (2) half of this amount vested on 1/2/2009 and the other half vested on 1/2/2010; (3) this amount vested on 1/2/2011; (4) 8/31/2009; (5) 1/1/2011 and (6) 3/14/2011.

Footnote (8): Pursuant to the terms of his separation agreement, all outstanding stock options held by Mr. Naphtali that were not vested and exercisable (to the extent applicable) as of May 3, 2010 were forfeited and automatically terminated on May 3, 2010. All stock options that were vested as of May 3, 2010 remained exercisable for 60 days.

Footnote (a): These units, which, as of December 31, 2010, represent the nonvested portion of Mr. Gasser's performance-based restricted stock unit award granted in 2008, were earned on December 31, 2008. On each of January 31, 2009, January 1, 2010, and January 1, 2011, 6,501 units vested. The market value of the award was determined using a per share value of the company's common stock of $16.37 (which was the closing price per share on December 31, 2010).

Footnote (b): These units represent the nonvested portion of the restricted stock units (basic and matching stock units) granted to the named executive officers in 2009 (for the 2008 compensation year) pursuant to the EDA Program. The market value of these awards was determined using a per share value of the company's common stock of $16.37 (which was the closing price per share on December 31, 2010). Messrs. Gasser, Naphtali, Domowitz, Heckman and Thadaney were issued 3,239, 8,559, 6,414, 8,130 and 5,144 matching units, respectively, which shall vest in full on 3/13/2012 for Messrs. Gasser, Domowitz and Heckman and 2/6/2012 for Mr. Thadaney provided the named executive officer remains employed through the applicable vesting date. The remaining units disclosed represent the nonvested portion of the basic units granted under the EDA Program; one third of such units vested on 3/13/2011 for Messrs. Gasser, Naphtali, Domowitz and Heckman, one third of such units vested on 2/6/2011 for Mr. Thadaney and, provided the named executive officer remains employed through the applicable vesting date, the remainder will vest on 3/13/2012 for Messrs. Gasser, Domowitz and Heckman and 2/6/2012 for Mr. Thadaney. Pursuant to the terms of the EDA Program, basic and matching stock units granted to employees of ITG Canada Corp. and its subsidiaries, including Mr. Thadaney, are settled by delivery of an equivalent amount of cash instead of shares of our common stock.

Pursuant to the terms of Mr. Naphtali's separation agreement, all outstanding stock unit awards under the EDA Program that were not already vested as of May 3, 2010 will continue to vest as if Mr. Naphtali continued in employment with the company on each applicable vesting date (such vesting date being the same as the vesting dates for the U.S. named executive officers set forth in the immediately preceding paragraph) and were, or will be, issued to Mr. Naphtali in accordance with the terms of the EDA Program so long as he complies with certain restrictive covenants as further described above in the Compensation Discussion and Analysis.

Footnote (c): These units represent the restricted stock units (basic and matching stock units) granted to the named executive officers in 2010 (for the 2009 compensation year) pursuant to the EDA Program. The market value of these awards was determined using a per share value of the company's common stock of $16.37 (which was the closing price per share on December 31, 2010). Messrs. Gasser, Domowitz, Heckman and Thadaney were issued 14,210, 5,033, 4,145 and 5,579 matching units, respectively, which shall vest in full on 2/23/2013 provided the named executive officer remains employed through the applicable vesting date. The remaining units disclosed represent basic units granted under the EDA Program; one third of such units vested on 2/23/2011 and, provided the named executive officer remains employed through the applicable vesting date, the remainder will vest in equal installments on 2/23/2012 and 2/23/2013. Pursuant to the terms of the EDA Program, basic and matching stock units granted to employees of ITG Canada Corp. and its subsidiaries, including Mr. Thadaney, are settled by delivery of an equivalent amount of cash instead of shares of our common stock.

Footnote (d): These units represent the restricted stock units (basic units) granted to the named executive officers in 2010 (for the 2009 compensation year) pursuant to the EDA Program and described as KEEP Awards in the Compensation Discussion and Analysis. The market value of these awards was determined using a per share value of the company's common stock of $16.37 (which was the closing price per share on December 31, 2010). Under these KEEP Awards, one-third of the units will vest in equal installments on each of 2/23/2012, 2/23/2013 and 2/23/2014 so long as the named executive officer remains employed through the applicable vesting date and the 90-day average of the company's common stock price preceding each of the vesting dates is greater than the 90-day average of the company's common stock price preceding the grant date.

Footnote (e): These units represent the initial restricted stock unit award granted to Mr. Vigliotti pursuant to the terms of his offer letter. Such units will vest on February 1, 2013 so long as Mr. Vigliotti remains employed through such date. The market value of these awards was determined using a per share value of the company's common stock of $16.37 (which was the closing price per share on December 31, 2010).

Footnotes (f)–(l): The restricted stock units (matching units only) held by the named executive officers pursuant to the SUA Program, and the corresponding market value, which are disclosed in columns (g) and (h) became or become, provided the named executive officer remains employed through the applicable vesting date, fully vested on the following dates: (f) 1/15/2011; (g) 3/14/2011; (h) 4/15/2011; (i) 7/15/2011; (j) 7/16/2011; (k) 10/14/2011; and (l) 1/17/2012. The market value of the awards was determined using a per share value of the company's common stock of $16.37 (which was the closing price per share on December 31, 2010).

Severance and Change-in-Control Arrangements

  Change-in-Control Agreements

        As of December 31, 2010, the following named executive officers had change-in-control agreements with the company: Messrs. Vigliotti, Domowitz, Heckman and Thadaney. Each change-in-control agreement provides for the payment of benefits if the executive's employment is terminated within eighteen months following a change in control, either by the company not for cause (and not due to the executive's death or disability) or by the executive for good reason. In addition, if the executive's employment is terminated by the company other than for cause within six months prior to the date of a change in control and it is reasonably demonstrated that the termination arose in connection with, or in anticipation of, the change in control, the benefits set forth below will be paid to the executive.

        "Good reason" is defined to include (i) a material reduction in the executive's primary functional authorities, duties or responsibilities (other than any such reduction resulting merely from an acquisition of the company and its existence as a subsidiary or division of another entity); (ii) relocation of the executive's principal job location of more than 35 miles; (iii) material reductions in the executive's base salary or participation in annual incentive compensation plans, other than certain across-the-board reductions; and (iv) a material breach of the change-in-control agreement by the company (including the company decreasing by more than 33% the sum of the executive's base salary and average annual bonuses for the three years immediately preceding the year of termination of employment (including any bonus amounts paid in the form of basic units awarded under the EDA Program)). With respect to Mr. Vigliotti, "good reason" is defined to also include Mr. Vigliotti no longer reporting directly to the company's chief executive officer.

        "Cause" is defined to include (i) the executive's willful failure to substantially perform his duties with the company (other than any as a result of the executive's disability); (ii) the executive's gross negligence in the performance of his duties which results in material financial harm to the company; (iii) the executive's conviction of, or guilty plea, to any felony or any other crime involving the personal enrichment of the executive at the expense of the company; (iv) the executive's willful engagement in conduct that is demonstrably and materially injurious to the company, monetarily or otherwise; or (v) the executive's willful material violation of any provision of the company's code of conduct.

        "Change in control" is deemed to occur (i) if any person, other than the company or a person related to the company, is or becomes the beneficial owner of 35% percent or more of the total voting power of all the then-outstanding voting securities; (ii) if a majority of the members of the company's incumbent board of directors cease to be board members; (iii) upon consummation of a merger, consolidation, recapitalization, or reorganization of the company or similar transaction affecting the capital structure of the company in which the company's existing stockholders or a related person do not continue to own more than 50% of the outstanding voting securities of the surviving entity; (iv) upon consummation of the sale by the company of all or substantially all of the company's assets; or (v) if the stockholders of the company approve a plan of complete liquidation of the company.

        The benefits payable are (i) base salary, together with unused accrued vacation, through the date of termination, (ii) a pro-rata bonus for the year of termination based on the average of the executive's annual bonuses for the three years immediately preceding the year of termination of employment or, in the case of Mr. Vigliotti who joined the company in 2010, based on the amount actually earned for the 2010 calendar year (including any bonus amounts paid in the form of basic units awarded under the EDA Program), and (iii) two times (one times for Mr. Vigliotti until January 31, 2011, two times thereafter) the sum of the executive's annual base salary in effect immediately prior to the date of termination or the date of the change in control, whichever is higher, plus the average of the executive's annual bonuses for the three years immediately preceding the year of termination of employment (including any bonus amounts paid in the form of basic units awarded under the EDA Program). Such amounts are payable in a lump sum within ten business days after the date of termination of employment. In addition, the company will continue to provide the executive and his or her dependents with health benefits and will pay to the executive an amount in cash equal to the premium cost that the company would have paid to maintain disability and life insurance coverage for the executive and his or her dependents until the earlier of the end of the two-year period (one-year period for Mr. Vigliotti until January 31, 2011, two-year period thereafter) following the date of termination or the date on which the executive is eligible to receive substantially comparable benefits through subsequent employment. If any payment under a change-in-control agreement is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the amounts payable will be reduced to a level at which no amount is subject to the excise tax, provided that no reduction will be made if the net after-tax benefit, taking into account income, employment and excise taxes, to which the executive would otherwise be entitled without the reduction would be greater than the net after-tax benefit to the executive resulting from receipt of the payments with such reduction. However, in this case, the executive will be responsible for all excise tax payments. In the event of a dispute under a change-in-control agreement, the company will reimburse the executive for reasonable legal fees and expenses incurred in the dispute if the executive prevails on any material claim or defense in the dispute.

        The following table sets forth the estimated total payments, as well as each component of compensation outlined above or in the footnotes to the table below and taken into account in determining the total amounts payable in connection with a change in control, that would have been due to each of the named executive officers had a change in control and a qualifying termination of employment occurred on December 31, 2010, assuming a per share value of the company's common stock of $16.37 (which was the closing price per share on December 31, 2010).

Name	Total Cash Severance	Value of Additional Welfare Benefits(1)	Acceleration of Vesting of Stock Options and Restricted Stock Unit Awards, as applicable(2)	Total Change in Control Payments
Steven R. Vigliotti	$2,300,000	$1,626	$394,844	$2,696,470
Ian Domowitz	$4,437,500	$30,141	$1,192,042	$5,659,683
Christopher J. Heckman	$4,810,923	$45,021	$1,195,561	$6,051,505
Nicholas Thadaney(3)	$6,016,480	$11,466	$912,824	$6,940,770

(1)
Value of additional benefits assumes benefits will be provided for a full two years (one year for Mr. Vigliotti), is based on current costs and does not assume increased value for future price increases or ITG providing for executive without benefit of group rates.

(2)
Under the terms of the applicable award agreements, stock options, restricted stock unit awards and restricted SUA awards, EDA Awards and KEEP Awards vest upon a change in control. These awards also vest upon the executive's death or disability and the restricted SUA awards vest upon the executive's retirement, which is defined as the executive's termination of employment at age 65 or after the executive has reached age 55 and has at least 10 years of service with the company. The amounts in this column reflect the spread value of options (which for 2010 was zero) and the face value of EDA Awards, KEEP Awards and SUA awards.

(3)
Mr. Thadaney's total cash severance and value of additional welfare benefits were converted from CAD to USD at the following exchange rate: 1.0305 CAD:1 USD, which exchange rate represents the average rate of exchange during the 2010 fiscal year.

        In the event that a change in control occurred on December 31, 2010 and there was no subsequent qualifying termination of employment, the total change in control payment for each named executive officer would be the amounts set forth in "Acceleration of Vesting of Stock Options and Restricted Stock Unit Awards, as applicable."

  Employment Agreement with Mr. Gasser

        On September 15, 2006, Mr. Gasser entered into an employment agreement with the company to serve as the Chief Executive Officer and President of the company. Effective on each of August 6, 2008 and April 20, 2010, this agreement was amended and restated. The agreement provides that the term of Mr. Gasser's employment will begin on October 4, 2006 and end on December 31, 2009, with automatic one-year extensions, unless terminated earlier by either party upon 90 days written notice. The agreement provides that if his employment with the company is terminated by the company without cause (as defined below), if he terminates employment with the company for good reason (as defined below), or if the company elects not to renew the agreement, in each case, prior to a change in control (as defined below) of the company, the company will pay to Mr. Gasser an amount equal to Mr. Gasser's base salary payable through his termination date and a pro-rated portion of the bonus compensation Mr. Gasser would have actually earned for the calendar year in which his date of termination occurs (to be paid as and when bonuses are payable to other executives for that year). The company will also pay to Mr. Gasser an amount equal to the sum of (i) Mr. Gasser's base salary at the rate then in effect on the date of his termination and (ii) an amount equal to the average annual bonus paid or payable to Mr. Gasser with respect to the three calendar years immediately preceding the calendar year of his termination (including any bonus amounts paid in the form of basic units awarded under the EDA Program). The portion of this amount equal to two times the dollar limit in effect under section 401(a)(17) of the Internal Revenue Code (for 2010, $245,000) for the year in which Mr. Gasser's termination occurs will be paid in installments over the 12-month period following his date of termination. The remaining amount will be paid in a lump sum within thirty (30) days following his date of termination. All outstanding equity awards held by Mr. Gasser that are not vested as of his date of termination, will continue to vest as if he had remained employed by the company through the first anniversary of his date of termination. Only performance objectives for outstanding equity awards granted, and performance periods that began, before January 2, 2009 will be deemed satisfied as of his termination date. All outstanding options held by Mr. Gasser that are vested as of the termination date will remain exercisable until the earlier of the first anniversary of Mr. Gasser's date of termination or the expiration of the option term in accordance with the terms of the company's Amended and Restated 1994 Stock Option and Long-term Incentive Plan or the company's 2007 Equity Plan, as applicable, or any successor plan thereto. Any outstanding options that vest during the one-year period following his termination date will remain exercisable until the earlier of the one-year period following the applicable vesting date or the expiration of the option term. The company will also continue to maintain and provide to Mr. Gasser and his dependants continued medical coverage at the level in effect on his date of termination for one year after his date of termination.

        The following table sets forth the estimated total payments, as well as each component of compensation outlined above and taken into account in determining the total amounts payable that would have been due to Mr. Gasser had a qualifying termination of employment occurred on December 31, 2010, assuming a per share value of the company's common stock of $16.37 (which was the closing price per share on December 31, 2010).

Name	Total Cash Severance	Value of Additional Medical Coverage(1)	Continued Vesting of Stock Options and Restricted Stock Unit Awards(2)	Total Severance Payments
Robert C. Gasser	$5,958,333	$19,239	$607,158	$6,584,730

(1)
Value of additional medical coverage benefits is based on current costs and does not assume increased value for future price increases or ITG providing such additional benefits without benefit of group rates.

(2)
This amount reflects the spread value of options (which for 2010 was zero) and the face value of restricted stock unit awards (including EDA Awards, KEEP Awards and SUA awards) vesting during 2011.

        The agreement further provides that if Mr. Gasser's employment is terminated by the company without cause (and not due to his death or permanent disability), by Mr. Gasser for good reason, or if the company elects not to renew the agreement, in each case, within eighteen months following a change in control of the company, the company will pay to Mr. Gasser severance benefits that are substantially consistent to the benefits payable to the named executive officers pursuant to the change-in-control agreements as described above. Specifically, Mr. Gasser will be entitled to the following severance payments and benefits: (i) an amount equal to Mr. Gasser's base salary payable through his termination date in accordance with the company's standard payroll practices and a pro-rated portion of the bonus compensation Mr. Gasser would have actually earned for the calendar year in which his date of termination occurs (to be paid as and when bonuses are payable to other executives for that year); and (ii) an amount (to be paid in a lump sum within ten (10) days following the date of termination) equal to two times the sum of (A) his annual base salary prior to his date of termination or the date of change in control (whichever is higher) and (B) the average annual bonus paid or payable to Mr. Gasser with respect to the three calendar years immediately preceding the calendar year of his termination (including any bonus amounts paid in the form of basic units awarded under the EDA Program). Mr. Gasser will also receive continued health, dental, and vision insurance coverage and a monthly cash payment equal to the premium cost that the company would have paid to maintain disability and life insurance coverage until the earlier of the end of the two-year period following Mr. Gasser's date of termination or the date on which Mr. Gasser is eligible to receive substantially comparable benefits through subsequent employment. Mr. Gasser is also entitled to the benefits set forth in this paragraph if his employment is terminated by the company (other than for cause) within six months prior to the date of a change in control and such termination arose in connection with the change in control.

        The agreement provides that if any payment, coverage or benefit provided to him is subject to the excise tax under section 4999 of the Internal Revenue Code, Mr. Gasser will have the amounts payable to him and benefits he will receive reduced so that no amounts he would receive would be subject to the excise tax under section 4999 of the Internal Revenue Code if such reduction would result in him receiving a greater amount on an after-tax basis than if no reduction had occurred.

        The following table sets forth the estimated total payments, as well as each component of compensation outlined above and taken into account in determining the total amounts payable in connection with a change in control, that would have been due to Mr. Gasser had a change in control and a qualifying termination of employment occurred on December 31, 2010, assuming a per share value of the company's common stock of $16.37 (which was the closing price per share on December 31, 2010).

Name	Total Cash Severance	Value of Additional Welfare Benefits(1)	Acceleration of Vesting of Stock Options and Restricted Stock Unit Awards, as applicable(2)	Acceleration of Vesting of "Earned" Performance-Based Restricted Stock Unit Awards(2)(3)	Total Change in Control Payments
Robert C. Gasser	$9,166,667	$45,021	$2,231,640	$106,421	$11,549,749

(1)
Value of additional benefits assumes benefits will be provided for a full two years, is based on current costs and does not assume increased value for future price increases or ITG providing for executive without benefit of group rates.

(2)
Under the terms of the applicable award agreements, stock options, restricted stock unit awards, restricted SUA awards, EDA Awards and KEEP Awards vest upon a change in control. These awards also vest upon the executive's death or disability and the restricted SUA awards vest upon the executive's retirement, which is defined as the executive's termination of employment at age 65 or after the executive has reached age 55 and has at least 10 years of service with the company. The amounts in this column reflect the spread value of options (which for 2010 was zero) and the face value of EDA Awards, KEEP Awards and SUA awards.

(3)
The amount in this column reflects the face value of the unvested performance-based restricted stock units that were earned on December 31, 2008 and vested on January 1, 2011.

        In the event that a change in control occurred on December 31, 2010 and there was no subsequent qualifying termination of employment, the total change in control payment for Mr. Gasser would be the sum of the amounts set forth in "Acceleration of Vesting of Stock Options and Restricted Stock Units Awards, as applicable" and "Acceleration of Vesting of "Earned" Performance-Based Restricted Stock Units Awards."

        All severance benefits are conditioned on Mr. Gasser's execution and non-revocation of a release.

        If Mr. Gasser's employment is terminated on account of his death, permanent disability, voluntary resignation other than for good reason or by the company for cause, Mr. Gasser will be entitled to receive only his base salary through his date of termination, reimbursement of all reimbursable expenses incurred by him prior to such termination, and all other accrued, but unpaid benefits under the company's benefit plans and programs. In addition, if Mr. Gasser's employment is terminated on account of his death or permanent disability, all outstanding equity awards held by Mr. Gasser as of the date of termination will become fully vested and exercisable (and any performance objectives applicable to awards will be deemed satisfied as of the date of termination) in accordance with the terms of the company's Amended and Restated 1994 Stock Option and Long-term Incentive Plan or the company's 2007 Equity Plan, as applicable, or any successor plan thereto.

        The agreement provides that during the term of Mr. Gasser's employment with the company, and for the one-year period after Mr. Gasser's termination of employment, Mr. Gasser cannot (i) compete with the company, (ii) solicit in any way the employees of the company to terminate their employment, or (iii) solicit in any way the customers, suppliers, clients, brokers, licensees or other business relations of the company to cease doing business with the company.

        Prior to a change in control, "good reason" is defined to include (i) the material diminution of Mr. Gasser's duties, responsibilities, powers or authorities; (ii) the removal of Mr. Gasser from his office as Chief Executive Officer; (iii) the failure to obtain a written assumption of the employment agreement by any person acquiring all or substantially all of the assets of the company; (iv) a material reduction by the company of Mr. Gasser's salary, (v) the company does not renew the term of the agreement; (vi) material breach by the company of its obligations under the terms of the agreement or (vii) relocation of Mr. Gasser's principal place of business to a location more than fifty (50) miles from its current location. On or after a change in control, "good reason" means, (i) (A) the removal of Mr. Gasser from his office as Chief Executive Officer or (B) a material reduction of his primary functional authorities, duties, or responsibilities as President and Chief Executive Officer of the company from those in effect immediately prior to the change in control or the assignment of duties to him inconsistent with those of President and Chief Executive Officer of the company; (ii) the company's requiring Mr. Gasser to be based at a location in excess of fifty (50) miles from the location of his principal job location or office immediately prior to the change in control; (iii) a material reduction of Mr. Gasser's salary unless such reduction applies on substantially the same percentage basis to all company employees generally; (iv) a material reduction in Mr. Gasser's participation in any of the company's annual incentive compensation plans in which he participates prior to the change in control unless such reduction applies to all plan participants generally; (v) the failure of the company to obtain the assumption of the obligations contained herein by any successor; (vi) material breach by the company of its obligations under the terms of the agreement (including the company decreasing by more than 33% the sum of the executive's base salary and average annual bonuses for the three years immediately preceding the year of termination of employment (including any bonus amounts paid in the form of basic units awarded under the EDA Program)); or (vii) the company does not renew the term of the agreement.

        "Cause" is defined to include (i) Mr. Gasser's willful failure to substantially perform his duties with the company; (ii) gross negligence in the performance of Mr. Gasser's duties which results in material financial harm to the company; (iii) Mr. Gasser's conviction of, or guilty plea to, any crime involving his personal enrichment at the expense of the company, or any felony; (iv) Mr. Gasser's willful engagement in conduct that is demonstrably and materially injurious to the company, monetarily or otherwise; or (v) Mr. Gasser's willful violation of any material provision of the company's code of conduct.

        "Change in control" is deemed to occur (i) if any person, other than the company or a person related to the company, is or becomes the beneficial owner of 35% percent or more of the total voting power of all the then-outstanding voting securities; (ii) if a majority of the members of the company's incumbent board of directors cease to be board members; (iii) upon consummation of a merger, consolidation, recapitalization, or reorganization of the company or similar transaction affecting the capital structure of the company in which the company's existing stockholders or a related person do not continue to own more than 50% of the outstanding voting securities of the surviving entity; (iv) upon consummation of the sale by the company of all or substantially all of the company's assets; or (v) if the stockholders of the company approve a plan of complete liquidation of the company.

Employment Arrangement with Mr. Domowitz

        The company presented Mr. Domowitz with an offer letter on March 16, 2001. Pursuant to the terms of the offer letter, if Mr. Domowitz's employment is terminated for any reason and the company elects to prohibit Mr. Domowitz, for a period of twelve months after he leaves the company, from engaging in any business, or any business in competition with the business carried on by the company, then the company will continue to pay Mr. Domowitz his then current base salary and bonus during the twelve-month period immediately following his termination of employment. The following table sets forth the estimated total payments that would have been due to Mr. Domowitz had a qualifying termination of employment occurred on December 31, 2010.

Name	Total Cash Severance	Total Severance Payments
Ian Domowitz	$1,400,000	$1,400,000

Howard C. Naphtali Separation Agreement

        On February 3, 2010, the company and Mr. Naphtali entered into (i) a separation agreement pursuant to which they mutually agreed that, effective February 3, 2010, Mr. Naphtali resigned from all of his positions with the company and (ii) a transition services agreement pursuant to which Mr. Naphtali provided, in exchange for a salary based on an annualized amount of $500,000, short-term transition services until May 3, 2010. In consideration for Mr. Naphtali's execution and non-revocation of the separation agreement and agreement to certain restrictive covenants, Mr. Naphtali received separation payments totaling $3,535,919. Pursuant to Mr. Naphtali's timely election of COBRA continuation coverage, Mr. Naphtali also was covered under the company's group health plan at the company's sole expense for the twelve-month period following February 3, 2010. All outstanding stock options held by Mr. Naphtali that were not vested and exercisable (to the extent applicable) as of May 3, 2010 were forfeited and automatically terminated. All stock options that were vested as of that date remained exercisable for 60 days. All outstanding stock unit awards under the company's SUA Program that were not already vested as of May 3, 2010 automatically vested pursuant to the retirement provisions of the SUA Program. Such awards, together with shares subject to stock unit awards granted to Mr. Naphtali under the SUA Program that were vested as of May 3, 2010, were, or will be, issued to Mr. Naphtali in accordance with the terms of the SUA Program. Last, all outstanding stock unit awards under the company's EDA Program that were not already vested as of May 3, 2010 vested, or will continue to vest, as if Mr. Naphtali continued in employment with the company on each applicable vesting date and will be issued to Mr. Naphtali in accordance with the terms of the EDA Program, subject to Mr. Naphtali's compliance with an employee nonsolicit restriction until March 13, 2012.

        The separation agreement provides that, in addition to Mr. Naphtali being bound by the company's standard confidentiality and invention assignment covenants, Mr. Naphtali cannot, during the period of time from May 3, 2010 to the date on which all stock unit awards under the EDA Program are issued, solicit or hire any employee, contractor or consultant of the company or any of its direct or indirect subsidiaries except that this prohibition shall not apply to any former employee who was involuntarily terminated by the company. In addition, Mr. Naphtali was prohibited from (i) engaging or participating in any business, entity or endeavor until May 3, 2010 and (ii) engaging or participating in any business, entity or endeavor with certain competitors for the 12-month period following the February 3, 2010 separation date.

Director Compensation

        Each of our non-employee directors, other than our chairman, receives an annual retainer of $60,000, payable in quarterly installments. Our chairman receives an annual retainer of $160,000, payable in quarterly installments. Under our Amended and Restated Directors' Retainer Fee Subplan, adopted in 2002, the annual retainer fee is payable, at the election of each director, either in (i) cash, (ii) ITG common stock with a value equal to the retainer fee on the grant date, or (iii) under a deferred compensation plan which provides deferred share units with a value equal to the retainer fee on the grant date which convert to freely sellable shares when the director retires from our board of directors. Directors who are our employees are not compensated for serving as directors.

        Each non-employee director also receives fees of $1,000 for attendance at each regular meeting of the board of directors and $2,000 for any special board meetings. Board committee chair annual retainers are $9,000 for the audit committee chair, $7,000 for the compensation committee chair, and $5,000 for all other board committee chairs. All committee members receive $1,000 for attendance at each meeting of a committee of the board of directors. Directors of the company are also reimbursed for out-of-pocket expenses.

        Under our Amended and Restated Directors' Equity Subplan adopted in January 2006, we will grant newly appointed non-employee directors stock options valued at $100,000 and restricted stock unit awards valued at $100,000 at, or shortly after, the time of appointment to the board of directors. In addition, non-employee directors will be granted stock options valued at $36,000 and restricted stock units valued at $36,000 annually, on the forty-fifth day following each of our annual meetings of stockholders. These options are granted with an exercise price per share equal to 100% of the fair market value of a share of our common stock on the NYSE on the date of grant. Such options expire at the earliest of (1) five years after the date of grant, (2) 12 months after death, disability or retirement after reaching age 65, and (3) 60 days after an optionee ceases to serve as a director for reasons other than death, disability or such retirement. Options and restricted stock units vest and become exercisable in equal installments on the first, second and third anniversaries of the date of grant. Vesting accelerates upon a change in control of the company or if the director ceases to serve as a non-employee director due to his or her death or disability. Only directors who are not our employees are eligible to participate in this plan.

        Each director may participate in our Charitable Gifts Matching Program pursuant to which we match 100% of the charitable contributions made by such directors up to a maximum dollar amount of $2,000 per person per year.

        The board adopted stock ownership guidelines for our nonemployee directors effective January 1, 2006 in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, nonemployee directors are required to beneficially own shares of our common stock and company restricted share units (both vested and unvested) having an aggregate value of at least three times the annual cash retainer of the individual director. Stock ownership must be achieved by each director by January 1, 2009 or, in the case of directors first elected or appointed to the board of directors after January 1, 2006, within three years after the director's first election or appointment to the board.

        To ensure achievement of the ownership goals, directors who have not yet attained the required level of ownership must elect to receive at least one-half of the director's annual cash retainer in the form of common stock or deferred share units until such time as the stock ownership levels have been satisfied.

        The following table sets forth the total director compensation in 2010, as well as each component of compensation outlined above.

Name	Fees earned or paid in cash ($)(1)(3)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)
J. William Burdett	90,000	36,000	36,000	162,000
Minder Cheng	9,095	100,000	100,000	209,095
Christopher V. Dodds	95,000	36,000	36,000	167,000
Timothy L. Jones	91,018	36,000	36,000	163,018
Maureen O'Hara	198,053	36,000	36,000	270,053
Kevin J.P. O'Hara	89,018	36,000	36,000	161,018
Steven S. Wood	74,750	136,000	136,000	346,750

(1)
The amounts shown in column (b) include the annual retainers earned by each director and attendance fees. The following directors elected to receive their annual retainer in deferred ITG common stock: Ms. O'Hara and Messrs. Jones and O'Hara. Mr. Cheng elected to receive his annual retainer in ITG common stock with a value equal to the retainer fee on the grant date.

(2)
The amounts shown in columns (c) and (d) represent the aggregate grant date fair value of restricted stock unit awards and options awarded to each of the directors, as determined pursuant to FASB ASC Topic 718. Except as noted in the immediately preceding sentence, the fair value of the option awards and stock awards for 2010 was determined using the valuation methodology and assumptions set forth in Note 2 to the company's consolidated financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated herein by reference.

(3)
The following chart shows (a) the annual option and restricted stock units granted to each of the directors, (b) the initial option and restricted stock units granted to Messrs. Cheng and Wood as newly appointed non-employee directors during 2010 and (c) any deferred share units received as payment for the 2010 annual retainer fee (or with respect to Mr. Cheng, any shares of ITG common stock received as payment of his pro-rated 2010 annual retainer fee), together with the fair value of such awards:

Name	Grant Date	Number of Options(a)	Number of Units(a)		Fair Value at date of grant
J. William Burdett	6/25/10	5,695	—		$36,000
	6/25/10	—	2,065		$36,000
Minder Cheng	11/11/10	18,811	—		$100,000
	11/11/10	—	6,318		$100,000
	1/3/11	—	490	(b)	$8,106
Christopher V. Dodds	6/25/10	5,695	—		$36,000
	6/25/10	—	2,065		$36,000
Timothy L. Jones	6/25/10	5,695	—		$36,000
	6/25/10	—	2,065		$36,000
	1/4/10	—	732	(b)	$15,000
	4/1/10	—	872	(b)	$15,000
	7/1/10	—	950	(b)	$15,000
	10/1/10	—	1,050	(b)	$15,000
Maureen O'Hara	6/25/10	5,695	—		$36,000
	6/25/10	—	2,065		$36,000
	1/4/10	—	1,952	(b)	$40,000
	4/1/10	—	2,325	(b)	$40,000
	7/1/10	—	2,534	(b)	$40,000
	10/1/10	—	2,800	(b)	$40,000
Kevin J.P. O'Hara	6/25/10	5,695	—		$36,000
	6/25/10	—	2,065		$36,000
	1/4/10	—	732	(b)	$15,000
	4/1/10	—	872	(b)	$15,000
	7/1/10	—	950	(b)	$15,000
	10/1/10	—	1,050	(b)	$15,000
Steven S. Wood	2/8/10	15,636	—		$100,000
	2/8/10	—	5,932		$100,000
	6/25/10	5,695	—		$36,000
	6/25/10	—	2,065		$36,000

(a)
As of December 31, 2010, Mr. Burdett, Mr. Cheng, Mr. Dodds, Mr. Jones, Ms. O'Hara, Mr. O'Hara and Mr. Wood had, in the aggregate, 17,445, 18,811, 17,652, 17,445, 17,445, 21,647 and 21,331 stock options outstanding, respectively. As of December 31, 2010, Mr. Burdett, Mr. Cheng, Mr. Dodds, Mr. Jones, Ms. O'Hara, Mr. O'Hara and Mr. Wood had, in the aggregate, 3,579, 6,318, 4,139, 3,579, 3,579, 3,579 and 7,997 restricted share units outstanding, respectively.

(b)
The amounts shown represent the deferred share units (or, with respect to Mr. Cheng, shares of ITG common stock) received as payment for the 2010 annual retainer fee under the Amended and Restated Directors' Retainer Fee Subplan.

CORPORATE GOVERNANCE

Board Meetings; Committees; and Director Nominations Process

        Our board of directors held six regular meetings and five special meetings during 2010. Each member of the board of directors attended, during their term of office, at least 75% of the total number of meetings of the board of directors. Board members are expected to attend our annual stockholders' meetings. At our 2010 annual stockholders' meeting, all members of the board of directors and nominees for election to the board were present. Our non-management directors meet regularly in executive sessions without any management directors present. Our chairman, Ms. O'Hara, presided over such executive sessions in 2010. Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee and a technology committee. Each committee of the board of directors is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors as it determines necessary to carry out its duties and any expenses in connection with such advice or assistance will be borne by the company.

        The current audit committee members are Mr. Dodds (Chairman), Mr. Jones, Mr. O'Hara and Ms. O'Hara. The audit committee is appointed by the board to be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company and for assisting the board in oversight of (1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements, (3) the independent registered public accounting firm's qualifications and independence and (4) the performance of the company's internal audit function and independent auditors. These functions are described more fully under "Report of the Audit Committee." Our board of directors has determined that Mr. Dodds, Chairman of the audit committee, is a "financial expert" as defined in the Securities Exchange Act of 1934, as amended. During 2010, there were eight meetings of the audit committee.

        The current compensation committee members are Ms. O'Hara (Chairperson), Mr. Burdett, Mr. O'Hara and Mr. Wood. As determined by the board, all four directors meet the independence requirements of the NYSE. In addition, each director serving on the compensation committee (1) is a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. No compensation committee member is either a current or former employee of the company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board or compensation committee. The compensation committee is appointed by the board to discharge its responsibilities relating to compensation of our directors and executive committee members. The compensation committee has overall responsibility for approving and evaluating the director and executive officer compensation plans, policies and programs as further described below. During 2010, there were six meetings of the compensation committee.

        The current nominating and corporate governance committee members are Mr. Burdett (Chairman), Mr. Cheng, Mr. Dodds and Ms. O'Hara. The nominating and corporate governance committee is appointed by the board (1) to identify individuals qualified to become board members, and to select, or to recommend that the board select, the director nominees for the next annual meeting of stockholders; (2) to develop and recommend to the board the corporate governance guidelines applicable to the company; (3) to oversee a review of the board's and its committees' performance and of management's performance; and (4) to recommend to the board director nominees for chairman and membership appointments for each committee, including the nominating and corporate governance committee.

        The nominating and corporate governance committee's process for identifying candidates includes seeking recommendations from one or more of the following: current and retired directors and senior executives of the company; firms that specialize in identifying director candidates (which firm may earn a fee for its services paid by the company); persons known to directors of the company in accounting, legal and other professional service organizations or educational institutions; and, subject to compliance with applicable procedures, stockholders of the company. When the nominating and corporate governance committee reviews a potential new candidate, the committee looks specifically at the candidate's qualifications in light of the needs of the board and the company at that time, given the then-current mix of director attributes. In particular, the committee's process for evaluating candidates includes investigation of the person's specific experiences and skills, age, international versus domestic background, time availability in light of commitments, legal and regulatory requirements, potential conflicts of interest and independence from management and the company. The nominating and corporate governance committee also considers diversity in identifying nominees for director and endeavors to have a board representing diverse experience in areas that will contribute to our board's ability to perform its roles relating to oversight of the company's business, strategy and risk exposure. Without limiting the generality of the preceding sentence, the nominating and corporate governance committee takes into account, among other things, the diversity of business, leadership and personal experience of board candidates and determines how that experience will serve the best interests of the company.

        Candidates recommended by a stockholder are evaluated in the same manner as are other candidates. We did not receive any recommendations from stockholders of the company for director nominees for the annual general meeting. Stockholders who wish to submit nominees for director consideration by the nominating and corporate governance committee may do so by submitting such nominees' names in writing, in compliance with the procedures and along with the other information required by our by-laws, to Investment Technology Group, Inc., Attn: Corporate Secretary, 380 Madison Avenue, 4th Floor, New York, New York 10017.

        During 2010, there were three meetings of the nominating and corporate governance committee. The nominating and corporate governance committee operates under a charter, which is posted in the "Corporate Governance" section of our website at http://www.itg.com/corporate-governance/committee-charters-nominating/.

        The current technology committee members are Mr. Jones (Chairman), Mr. Burdett, Mr. Cheng and Mr. Wood. The technology committee members are appointed by the board to review and assess the development of our technology and to advise the board and management on matters involving our technology and the acquisition of technology. During 2010, there were two meetings of the technology committee.

        There were a total of 19 committee meetings in 2010. All directors attended 75% or more of the committee meetings on which he or she served.

Board Leadership Structure and Risk Oversight

        Our board of directors has determined that having an independent director serve as Chairman of the board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the board of directors. The board believes its administration of its risk oversight function has not affected the board's leadership structure.

        The board is actively involved in oversight of the risks that could affect the company. While our financial risk exposure and our evaluations of any risk arising from our compensation policies and practices is conducted primarily by our audit committee and compensation committee, respectively, the full board of directors has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through reports from officers responsible for oversight of particular risks within the company.

The Compensation Committee

        The compensation committee has overall responsibility for approving and evaluating our compensation plans, policies and programs for our directors and key executives. Members of the compensation committee are appointed by the board, on the recommendation of the nominating and corporate governance committee. The compensation committee members may be removed and replaced by the board.

        The compensation committee operates under a charter, which is posted in the "Corporate Governance" section of our website at http://www.itg.com/corporate-governance/committee-charters-compensation/.

        The compensation committee's authority and responsibilities include the following:

  •
  Annually (and, with respect to directors, periodically) review and make recommendations to the board with respect to the compensation programs of all directors and the executive committee (including each of the named executive officers), including incentive compensation plans and equity-based plans.

  •
  Annually review and approve, for our Chief Executive Officer and the other executive committee members:

  •
  The annual base salary level;

  •
  The annual incentive opportunity level;

  •
  The long-term incentive opportunity level;

  •
  Employment agreements, severance arrangements and change-in-control agreements/provisions, as appropriate; and

  •
  Any special or supplemental benefits, as appropriate.

  •
  Exercise the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of directors, the Chief Executive Officer and other executive compensation, including sole authority to approve any compensation consultant's fees and other retention terms.

  •
  Exercise the authority to obtain advice and assistance from internal or external legal, accounting or other advisors as it determines necessary to carry out its duties.

  •
  Annually review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer's performance in light of these goals and objectives, report the results of such evaluation to the board, and set the Chief Executive Officer's compensation levels based on this evaluation.

        The company's executives prepared agendas for each meeting in consultation with the compensation committee's chairperson. Compensation committee members generally received agendas and discussion materials in advance.

        In December 2007, the compensation committee engaged McLagan as a compensation consultant. The compensation committee retains the sole ability to hire and fire the consultant and considers the consultant to be independent. At the direction of the company, services provided by McLagan included top management peer group analysis, review of compensation philosophy, competitive compensation benchmarking for the company's executive committee, industry research on competitive design of compensation programs, presentation and analysis of compensation design alternatives and other technical advice. The consultants did not provide recommendations on compensation decisions for individual executive committee members.

        At the compensation committee's request, from time to time members of management attend portions of compensation committee meetings. During 2010, they included the Chief Executive Officer, Chief Financial Officer, General Counsel and Global Head of Human Resources. On an annual basis, the Chief Executive Officer presents a summary of his performance appraisal of each member of our executive committee, along with his compensation recommendations.

        At each compensation committee meeting, the compensation committee had the opportunity to call for an executive session. No members of management, consultants or other outsiders attended executive sessions, except, in some circumstances, McLagan. Among other topics, discussions and decisions regarding Chief Executive Officer compensation took place during these executive sessions.

Code of Ethics

        Our board of directors has adopted a Code of Business Conduct and Ethics governing the conduct of our directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. A copy of the Code of Business Conduct and Ethics is available on our website at http://www.itg.com/corporate-governance/code-of-business-conduct/. We intend to disclose future amendments to, or waivers from, the Code of Business Conduct and Ethics on our website within two business days following the date of any such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

        During 2010, the members of the compensation committee were Maureen O'Hara (Chairperson), J. William Burdett, Kevin J. P. O'Hara and Steven S. Wood. The compensation committee was, and continues to be, comprised entirely of independent directors.

NYSE Certification

        The general counsel of ITG made an unqualified certification to the NYSE with respect to the firm's compliance with the NYSE corporate governance listing standards in June of 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In 2007, the board adopted a written policy on Procedures for the Review of Related Person Transactions which was amended in early 2010. Under this policy, each director, director nominee and executive officer of the company is required to notify the company's General Counsel in writing of any direct or indirect material interest that such person or an immediate family member has in a Related Person Transaction (as defined below). The General Counsel shall submit to the audit committee (or any designated member) the Related Person Transaction for review and the audit committee (or any designated member) shall approve or disapprove the Related Person Transaction.

        A "Related Person Transaction" means any transaction (1) which is currently proposed, or has been in effect at any time since the beginning of the company's most recent fiscal year in which the company was or is to be a participant, (2) the amount of which exceeds $120,000 and (3) in which a related person (as defined in the policy and which includes a director, director nominee or executive officer of the company or any of their immediate family members) has or will have a direct or indirect material interest. The types of transactions that are covered by this policy include: legal, investment banking, consulting, or management services provided to the company by a related person or a business entity with which the related person is affiliated; sales, purchases and leases of real or personal property between the company and a related person or a business entity with which a related person is affiliated; contributions by the company to a civic or charitable organization for which a related person serves as an executive officer; or indebtedness or guarantees of indebtedness involving the company and a related person or a business entity with which the related person is affiliated.

        The standards to be applied pursuant to this policy in determining approval include whether the Related Person Transaction is fair and reasonable to the company and consistent with the best interests of the company, the business purpose of the transaction, whether the transaction is entered into on an arms-length basis on terms fair to the company, whether the transaction is in the ordinary course of the company's business, whether such a transaction would violate any provisions of the company's Code of Business Conduct and Ethics and the effect of the transaction on the company's business and operations. All Related Person Transactions are required to be disclosed to the audit committee of the company's board of directors and any material Related Person Transaction is required to be disclosed to the full board of directors.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS

        The following table sets forth certain information, as of April 1, 2011 (unless otherwise indicated), regarding beneficial ownership of our common stock by (1) each director, (2) each named executive officer, (3) all current directors and executive officers as a group and (4) each person known by us to beneficially own 5% or more of our common stock. For the purpose of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group has the right to acquire within 60 days after April 1, 2011, but such shares are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated in a footnote and subject to applicable community property and similar statutes, each stockholder listed as the beneficial owner of the shares possesses sole voting and dispositive power with respect to such shares. The mailing address of the parties listed below is our principal business address unless otherwise indicated.

Directors	Shares of ITG Common Stock Beneficially Owned		Percentage of ITG Common Stock Beneficially Owned
Robert C. Gasser.	241,975	(1,2,3,6)	*
J. William Burdett	36,192	(1,3)	*
Minder Cheng	8,516	(3)	*
Christopher V. Dodds	17,986	(1,3)	*
Timothy L. Jones	28,398	(1,3,5)	*
Kevin J.P. O'Hara	30,749	(1,3,5)	*
Maureen O'Hara	70,725	(1,3,5)	*
Steven S. Wood	14,917	(1,3,5)	*
Named Executive Officers (Other than Mr. Gasser)
Ian Domowitz	155,556	(1,2,3)	*
Christopher J. Heckman	129,513	(1,2,3,4)	*
Nicholas Thadaney	31,884	(1)	*
Steven R. Vigliotti	52,983	(3)	*
All current directors and executive officers as a group (17 persons)	1,262,870	(1,2,3,4,5,6)	2.99%
5% stockholders
Third Avenue Management LLC(7)	4,399,498	(8)	10.67%
BlackRock, Inc.(9)	3,505,355	(10)	8.50%
The Vanguard Group, Inc.(11)	2,114,122	(12)	5.13%

*
Less than 1%.

(1)
Beneficial ownership includes stock options that are exercisable at April 1, 2011, or within 60 days thereafter, as follows: Mr. Gasser: 130,196; Mr. Burdett: 7,840; Mr. Dodds: 6,488; Mr. Jones: 7,840; Mr. O'Hara: 12,042; Ms. O'Hara: 13,981; Mr. Wood: 5,212; Mr. Domowitz: 26,990; Mr. Heckman: 33,648; Mr. Thadaney: 18,301; and all current directors and executive officers as a group: 325,788.

(2)
Beneficial ownership includes stock unit awards granted pursuant to our SUA Program, as follows: Mr. Gasser: 6,292; Mr. Domowitz: 9,418; Mr. Heckman: 9,545; and all current executive officers as a group: 34,811.

(3)
Beneficial ownership includes time-based restricted share awards which also includes restricted stock units granted through our EDA Program, as follows: Mr. Gasser: 70,212; Mr. Burdett: 3,579; Mr. Cheng: 6,318; Mr. Dodds: 4,139; Mr. Jones: 3,579; Mr. O'Hara: 3,579; Ms. O'Hara: 3,579;

  Mr. Wood: 6,019; Mr. Domowitz: 67,774; Mr. Heckman: 71,708; Mr. Vigliotti: 52,983; and all current directors and executive officers as a group: 603,443.

(4)
Beneficial ownership includes shares held in the Employee Stock Ownership Plan, as follows: Mr. Heckman: 12,866; and all current executive officers as a group: 12,873.

(5)
Beneficial ownership includes deferred share units as follows: Mr. Jones: 14,129; Mr. O'Hara: 10,749; Ms. O'Hara: 28,310; Mr. Wood: 3,686; and all directors as a group: 56,874.

(6)
Beneficial ownership includes 400 shares of common stock held in UTMA custodial accounts on behalf of Mr. Gasser's children.

(7)
The address of Third Avenue Management LLC is 622 Third Avenue, 32nd Floor, New York, NY 10017.

(8)
Information regarding the number of shares beneficially owned is as of December 31, 2010 and was derived from a Schedule 13G filed on January 10, 2011 by Third Avenue Management LLC in its capacity as an investment adviser. Third Avenue Management has sole voting power over 4,278,398 shares of our common stock. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2011.

(9)
The address of BlackRock, Inc. is 40 East 52nd Street, New York NY 10022.

(10)
Information regarding the number of shares beneficially owned is as of December 31, 2010 and was derived from a Schedule 13G filed on February 4, 2011, as amended, by BlackRock, Inc. in its capacity as a parent holding company. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2011.

(11)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Information regarding the number of shares beneficially owned is as of December 31, 2010 and was derived from a Schedule 13G filed on February 10, 2011 by The Vanguard Group, Inc. in its capacity as an investment adviser. The Vanguard Group, Inc. has sole voting power over 72,658 shares of our common stock, sole dispositive power over 2,041,464 shares of our common stock, and shared dispositive power over 72,658 shares of our common stock. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2011.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2010 with respect to the shares of common stock that may be issued to our employees and directors under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Grants Under Equity Compensation Plans(c)
Equity compensation plans approved by security holders(a)	3,105,309	$5.83	3,568,017
Equity compensation plans not approved by security holders(d)	847,045	$0.25	—
Total	3,952,354	$4.63	3,568,017

(a)
Consists of the 2007 Omnibus Equity Compensation Plan (including its subplans) (the "2007 Equity Plan") and the ITG Employee Stock Purchase Plan (the "ITG ESPP").

(b)
The weighted average exercise price of outstanding options only (and not warrants and rights) issued pursuant to (i) equity compensation plans approved by security holders is $39.76 and (ii) equity compensation plans not approved by security holders is $1.91.

(c)
Shares remaining available for future issuance under the various plans include (i) 3,149,865 securities to be issued pursuant to the 2007 Equity Plan and (ii) 418,152 securities to be issued pursuant to the ITG ESPP. Of the 3,149,865 securities to be issued under the 2007 Equity Plan, 3,149,865 shares could be issued as restricted stock, restricted stock units, performance shares or similar "full-value" awards.

(d)
Consists of (a) 735,253 shares of company common stock that may be issued under stand-alone time- and performance-based vesting stock unit award agreements entered into as a material inducement of employment with the company to certain employees of Majestic Research Corp. ("Majestic") in connection with the company's acquisition of Majestic on October 25, 2010 and pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual and (b) 111,792 shares of common stock that may be issued upon the exercise of certain options to purchase shares of the common stock of Majestic under the Majestic 2005 Stock Option Plan that were assumed by the company in connection with the acquisition.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities of our company. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) otherwise filed the required reports with respect to 2010 on a timely basis, except that, due to administrative errors, Form 4 reports relating to the sale of our common stock by Mr. Stevens and the settlement of restricted stock units granted pursuant to the SUA Program for Mr. Gasser were filed late on March 10, 2010 and May 14, 2010, respectively.

 REPORT OF THE AUDIT COMMITTEE

        At the time of this report, the audit committee of ITG's board of directors was composed of four non-employee directors. The board of directors determined during 2010 that each of those directors satisfied independence requirements, financial literacy and other criteria established by NYSE listing standards. Our audit committee charter is available on our website at
 http://www.itg.com/corporate-governance/committee-charters-audit/. This charter complies with requirements imposed upon audit committees under the Sarbanes-Oxley Act and under the NYSE listing standards.

        The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by ITG for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company and to assist the board in oversight of (1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements, (3) the independent registered public accounting firm's ("independent auditor's") qualifications and independence, and (4) the performance of the company's internal audit function and independent auditors. Management has the primary responsibility for ITG's consolidated financial statements and the reporting process, including the internal control systems. ITG's independent auditors are responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

        KPMG LLP ("KPMG") served as ITG's independent auditor for 2010, and the audit committee has recommended that KPMG be elected in that capacity for 2011. See "Ratification of Selection of Independent Auditors."

        The audit committee has reviewed and discussed with management and KPMG ITG's audited consolidated financial statements for the year ended December 31, 2010. It has also discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") AU Section 380 (Communication with Audit Committees). KPMG has provided to the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor's communications with the audit committee concerning independence and the audit committee has discussed with KPMG its independence. We have determined that KPMG's provision of certain limited non-audit services is compatible with their independence.

        Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements for the year ended December 31, 2010 be included in ITG's Annual Report on Form 10-K for 2010.

Audit Committee

Christopher V. Dodds, Chairman
Timothy L. Jones
Kevin J.P. O'Hara
Maureen O'Hara

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        KPMG was our independent auditor for the years ended December 31, 2010 and 2009. On February 22, 2011, KPMG was appointed by the audit committee to serve as our independent auditor for 2011.

        The ratification of the appointment of KPMG is being submitted to the stockholders at the annual meeting. If such appointment is not ratified, the board of directors will consider the appointment of other accountants.

        The board of directors unanimously recommends a vote "FOR" the ratification of the appointment of KPMG as our independent auditor for the 2011 fiscal year.

        A representative of KPMG, the independent auditor who audited our consolidated financial statements for 2010, is expected to be present at the annual meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.

Fees to our Independent Auditor

        The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2010 and 2009, and fees billed for audit-related services, tax services and all other services rendered by KPMG for such periods.

	2010	2009
	(Dollars in thousands)
Audit fees(1)	1,910	1,921
Audit-related fees(2)	22	—
Tax fees(3)	66	71
All other fees	—	—

Total	$1,998	$1,992

(1)
The aggregate fees incurred include amounts for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and amounts for the audit of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, including in each case services related thereto such as statutory audits, consents, and assistance with, and review of, documents filed with the SEC and other regulatory bodies.

(2)
The audit-related fees primarily relate to attestation services provided to our U.S. broker-dealer.

(3)
The aggregate fees incurred for tax services include amounts in connection with tax compliance and tax consulting services.

Pre-approval of Services by the Independent Auditor

        The audit committee has adopted policies and procedures for pre-approval of audit and permitted non-audit services by our independent auditor. The audit committee will consider annually and, if appropriate, approve the provision of audit services by its independent auditor and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The audit committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the audit committee for consideration at its next regular meeting or, if earlier consideration is required, to the audit committee.

        The audit committee has authorized the company's chief financial officer to engage the company's independent auditor to perform special non-audit projects (including tax compliance projects), provided that (a) the fees payable in respect of such projects do not exceed $10,000 for any individual project and $100,000 in the aggregate in any given calendar year, (b) to the extent that the fees payable in respect of any such project are greater than $10,000 but less than or equal to $20,000, the company's chief financial officer shall obtain prior approval from the committee's chairman, (c) to the extent the fees payable in respect of such project are expected to exceed $20,000, separate prior committee approval shall be obtained and (d) the subject matter of such projects is permitted to be performed under the SEC's and the PCAOB's independence rules. Any projects approved in accordance with (a) and (b) will be brought to the attention of the committee at its next meeting.

        The audit committee will regularly review summary reports detailing all services being provided to ITG by its independent auditor.

PROPOSAL ON
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the company's stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

        As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term corporate and strategic goals, and the realization of increased stockholder value. Please read the "Compensation Discussion and Analysis" beginning on page 11 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

        The compensation committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices.

        We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote "FOR" the following resolution at the Company's 2011 Annual Meeting of Stockholders:

    "RESOLVED, that the company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the "Compensation Discussion and Analysis", the compensation tables and narrative discussion."

        The say-on-pay vote is advisory, and therefore not binding on the company, the compensation committee or our board of directors. Although non-binding, our board of directors and our compensation committee value the opinions of our stockholders and we will review and consider the voting results when evaluating our executive compensation program.

        The proposal to approve the advisory resolution on executive compensation requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting provided a quorum is present. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

The board of directors unanimously recommends a vote "FOR" this proposal to approve the advisory resolution on executive compensation.

 PROPOSAL ON ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive compensation every one, two, or three years.

        After careful consideration of this proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the company, and therefore our board of directors recommends submitting this advisory vote to our stockholders annually.

        In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation aligns more closely our objective to engage in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

        In voting on this advisory vote, stockholders should be aware that they are not voting "for" or "against" the board's recommendation to vote for a frequency of every year for holding future advisory votes on the compensation of our named executive officers. Rather, stockholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers which may be every year, once every two years or once every three years, or they may abstain entirely from voting on the proposal.

        The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be treated by the company as the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, the outcome of this advisory vote is not binding on the board of directors or the company in any way. Nevertheless, as noted above, our board of directors values the opinions of our stockholders and we will review and consider the voting results when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to stockholders for approval at an annual meeting of stockholders within the next three years.

The board of directors unanimously recommends a vote "FOR" submitting the advisory vote on the compensation of our named executive officers to stockholders every year.

 CONTACTING THE BOARD OF DIRECTORS

        You, or any interested party, may communicate with our board of directors, including our non-management directors and the chairman of the audit committee, by sending a letter to the ITG Board of Directors, P.O. Box 3481, Grand Central Station, New York, New York 10163. Any complaints or concerns relating to ITG's accounting, internal accounting controls or auditing matters will be referred to the chairman of the audit committee. Other concerns will be referred to the chairman of the board with a copy to the chairman of the nominating and corporate governance committee. Any complaints or concerns may be reported anonymously or confidentially. ITG strictly prohibits any retaliation for reporting a possible violation of law, ethics, or firm policy regardless of whom the report concerns.

WHERE YOU CAN FIND MORE INFORMATION

        As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about our company. You can inspect and copy these materials at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet Site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials of our company at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and on our website at http://investor.itg.com.

        The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

        This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2010 (SEC file number 001-32722). We also incorporate by reference the information contained in all other documents that we file with the SEC after the date of this proxy statement and before the annual meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

        Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

        If you are one of our stockholders and would like to receive a copy of any document referred to in this proxy statement, you should call or write to Investment Technology Group, Inc., 380 Madison Avenue, 4th Floor, New York, New York 10017, Attention: Investor Relations (telephone: (800) 991-4484). In order to ensure timely delivery of the documents prior to the annual meeting, you should make any such request not later than June 6, 2011.

        You should rely only on the information contained in (or incorporated by reference into) this proxy statement. We have not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated April 28, 2011. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to stockholders shall not mean otherwise.

 OTHER MATTERS; STOCKHOLDER PROPOSALS
FOR THE 2012 ANNUAL MEETING OF ITG

        As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the annual meeting, other than as described in this proxy statement. If any other matters shall properly come before the annual meeting or any adjournments or postponements thereof and shall be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our board of directors and management.

        Stockholders who, in accordance with Securities Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2012 Annual Meeting must submit their proposals to our Corporate Secretary on or before December 30, 2011. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

        In accordance with our by-laws, in order to be properly brought before the 2012 Annual Meeting, a stockholder's notice of the matter the stockholder wishes to present must be delivered to Investment Technology Group, Inc., 380 Madison Avenue, 4th Floor, New York, New York 10017, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to Securities Exchange Act Rule 14a-8) must be received no earlier than February 15, 2012 and no later than March 16, 2012.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date INVESTMENT TECHNOLOGY GROUP, INC. M36108-P05293 380 MADISON AVENUE NEW YORK, NY 10017 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 2. Ratification of the appointment of KPMG LLP as the independent auditors for the 2011 fiscal year. 3. Advisory vote on executive compensation. For address change/comments, mark here. (see reverse for instructions) For All Withhold All For All Except 0 0 0 0 0 0 Yes No 01) J. William Burdett 02) Minder Cheng 03) Christopher V. Dodds 04) Robert C. Gasser 05) Timothy L. Jones 06) Kevin J.P. O'Hara 07) Maureen O'Hara 08) Steven S. Wood 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on June 13, 2011, except proxies submitted for shares held in the Company's Employee Stock Ownership Plan must be received by 11:59 P.M., Eastern Time, on June 8, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Investment Technology Group in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on June 13, 2011, except proxies submitted for shares held in the Company's Employee Stock Ownership Plan must be received by 11:59 P.M., Eastern Time, on June 8, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends that you vote FOR the following: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. The Board of Directors recommends you vote FOR the following proposals: 4. Advisory vote on frequency of advisory vote on executive compensation. The Board of Directors recommends you vote 1 year on the following proposal: 0 0 0 0 0 0 0 0 0 0 1 Year 2 Years 3 Years Abstain

Address change/comments: ______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) INVESTMENT TECHNOLOGY GROUP, INC. Annual Meeting of Stockholders June 14, 2011 1:00 PM This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors of the Company. The stockholder signing on the reverse of this proxy card appoints each of Robert C. Gasser, Steven R. Vigliotti and P. Mats Goebels as proxies with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Investment Technology Group, Inc. held of record by the undersigned on April 18, 2011 or which the undersigned would otherwise be entitled to vote at the Annual Meeting of Stockholders to be held on June 14, 2011, and any adjournment thereof, upon all matters that may properly come before the meeting. All shares votable by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the meeting. If this proxy relates to shares held in the Investment Technology Group, Inc. Employee Stock Ownership Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com. Continued and to be voted on reverse side M36109-P05293 Your vote must be received prior to the Annual Meeting of Stockholders, and no later than June 13, 2011. However, if this proxy relates to shares held by you in the Investment Technology Group, Inc. Employee Stock Ownership Plan, your vote must be received by June 8, 2011 to enable the trustee of the plan to vote in the manner directed by you. Attendance at the annual meeting will not enable you to revoke a previously delivered proxy with respect to shares held under our Employee Stock Ownership Plan.